UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
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Uniti Group Inc.

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10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas 72211
Telephone: (501) 850-0820
www.uniti.com
2021 PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING
THURSDAY, MAY 13, 2021	8:00 A.M. (EASTERN TIME)
www.virtualshareholdermeeting.com/UNIT2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Uniti Group Inc., a Maryland corporation (the “Company”), will be held on Thursday, May 13, 2021, at 8:00 a.m. (Eastern time). The Annual Meeting will be completely virtual, which means stockholders will be able to attend the Annual Meeting, vote and submit questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/UNIT2021.
Items of Business

At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:
1.
To elect the six director nominees named in the attached proxy statement to serve until the 2022 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal, resignation or death;

2.
To approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.
To ratify the appointment of KPMG LLP as the Company’s independent registered public accountant for the year ending December 31, 2021; and

4.
To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 12, 2021, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.
We are pleased to take advantage of the rules of the U.S. Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet. As a result, beginning on April 1, 2021, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials.
To make it easier for you to vote, both Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, each describe how to use these convenient services.
Your vote is important to us and to our business. Whether or not you plan to participate in the Annual Meeting, we encourage you to read the accompanying proxy statement and submit your proxy or voting instructions as soon as possible.
By Order of the Board of Directors,

Daniel L. Heard
Little Rock, Arkansas	Executive Vice President—General Counsel and Secretary
April 1, 2021

Important notice regarding the availability of proxy materials for the 2021 Annual Meeting of Stockholders to be held on May 13, 2021: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available electronically at http://investor.uniti.com and www.proxyvote.com.

PROXY SUMMARY
This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the Annual Meeting and our fiscal year 2020 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We use the terms “Uniti,” the “Company,” “we,” “our” and “us” in this summary to refer to Uniti Group Inc.
Annual Meeting

Date:	May 13, 2021
Time:	8:00 a.m. (Eastern time)
Location:	Via the Internet: www.virtualshareholdermeeting.com/UNIT2021
Record Date:	Holders of our common stock at the close of business on March 12, 2021
Voting Matters

Proposals		Required Approval	Board Recommendation	Page Reference
1.	Election of directors	Majority of Votes Cast for Each Nominee	FOR each nominee	11
2.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	42
3.	Ratification of auditors	Majority of Votes Cast	FOR	43

Corporate Governance Highlights (see page 6)

Uniti is committed to strong corporate governance practices and policies, which promote both the long-term interests of our stockholders and the accountability of the Board of Directors and management. The following table summarizes certain of our corporate governance practices and policies:
Annual election of directors	Active stockholder engagement
Majority voting and resignation policy for director elections	Prohibit hedging and unapproved pledging of our common stock
Independent directors regularly meet without management present	Board is 83% independent (CEO is only management director)
Board regularly assesses its performance through board and committee self-evaluations	No poison pill
Independent Chairman	Robust stock ownership guidelines
We value an open and active dialogue with our stockholders and we believe that regular communication with our stockholders is vital to our long-term success. We strive to foster strong stockholder relationships that lead to a mutual understanding of issues and approaches. During 2020, members of our management team met and communicated with many of our stockholders to ensure that we fully understand our stockholders’ concerns with respect to governance and other matters.

Director Nominees (see page 11)

The following table contains information about the six candidates who have been nominated for election to the Board of Directors of Uniti. Each nominee is currently a director of Uniti.
					Committee Memberships
Name	Age	Director Since	Principal Occupation	Financial Expert	Audit	Compensation	Governance
Jennifer S. Banner	61	2015	Executive Director of the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business			—
Scott G. Bruce	59	2016	President of Radius Global Infrastructure, Inc.				—
Francis X. (“Skip”) Frantz	67	2015	Chairman of the Board of Uniti	—	—
Kenneth A. Gunderman	50	2015	President and CEO of Uniti	—	—	—	—
Carmen Perez-Carlton	60	2019	Telecommunications Consultant			—
David L. Solomon	61	2015	Founder and Managing Director of Meritage Funds				—
 Member     Chairperson    Financial Expert

2020 Executive Compensation (see page 19)

Compensation decisions regarding executive compensation are made by the Compensation Committee. The Compensation Committee believes that a sensibly structured, incentive-aligning compensation program is critical to the creation of long-term stockholder value. The following table summarizes certain highlights of our compensation practices:
What We Do:	What We Don’t Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines for executives and non-employee directors	Do NOT provide guaranteed bonuses
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities and conduct annual risk assessment	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a clawback policy	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes
At the 2020 annual meeting of stockholders, approximately 95% of votes cast in the annual “say-on-pay” vote were in favor of the compensation of the Company’s named executive officers (“NEOs”). In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2021.

10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas 72211
Telephone: (501) 850-0820
www.uniti.com
PROXY STATEMENT
This proxy statement (this “Proxy Statement”) is being furnished to stockholders beginning on April 1, 2021 in connection with the solicitation of proxies by Uniti Group Inc. (“Uniti,” “the Company,” “we,” “our” and “us”) to be used at its 2021 annual meeting of stockholders (the “Annual Meeting”) to be held on May 13, 2021 at 8:00 a.m. (Eastern time), and at any postponement or adjournment thereof.
We are excited to once again offer our stockholders a completely “virtual” Annual Meeting. We believe a virtual Annual Meeting provides our stockholders expanded access to participate in the meeting, improves communication between stockholders and management and results in cost savings for the Company and our stockholders. Hosting a virtual meeting enables increased stockholder attendance and participation, because more stockholders can attend and participate in the Annual Meeting, including the ability to vote and ask questions, from almost any location around the world. In addition, hosting a virtual Annual Meeting this year will assist us in protecting the health and well-being of our stockholders, directors and employees in light of the ongoing COVID-19 pandemic. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/UNIT2021 and entering the control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. Because the Annual Meeting is entirely virtual and being webcast live over the Internet, stockholders will not be able to attend the Annual Meeting in person.
Please read this Proxy Statement carefully and then vote your shares promptly by telephone, by Internet or by signing, dating and returning your proxy card.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING
Q:
What is included in the proxy materials?

A:
The internet version of the proxy materials includes:

•
This Proxy Statement for the Annual Meeting; and

•
Our 2020 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended (the “Annual Report”).

If you received a printed copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.
Q:
What items of business will be conducted at the Annual Meeting?

A:
The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

•
The election of six nominees to serve as directors of the Company until the 2022 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal, resignation or death (Proposal No. 1);

•
An advisory vote to approve the compensation of the Company’s NEOs (Proposal No. 2); and

•
The ratification of the appointment of KPMG LLP (“KPMG”) as our independent public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

Q:
How does the Board of Directors recommend that I vote?

A:
The Board recommends you vote:

•
“FOR” the election of each of the six nominees to serve as directors of the Company (Proposal No. 1);

•
“FOR” approval of the resolution regarding compensation of the Company’s NEOs (Proposal No. 2); and

•
“FOR” the ratification of the appointment of KPMG as our independent public accounting firm for the year ending December 31, 2021 (Proposal No. 3).

Q:
Who is entitled to vote at the Annual Meeting?

A:
Each share of Uniti common stock is entitled to one vote on each proposal presented at the Annual Meeting. Holders of record of our common stock at the close of business on March 12, 2021 (the “Record Date” for the Annual Meeting) are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 233,502,311 shares of common stock of Uniti were outstanding.

Q:
How can I attend and participate in the Annual Meeting?

A:
Stockholders may attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/UNIT2021. The Annual Meeting will begin promptly at 8:00 a.m. (Eastern time). We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 7:45 a.m. (Eastern time), and you should allow ample time for the check-in procedures.

While all Uniti stockholders will be permitted to attend the Annual Meeting, only stockholders of record and beneficial owners as of the close of business on the Record Date, March 12, 2021, may vote and ask questions during the Annual Meeting. Stockholders logging into the Annual Meeting with their control number will receive the same rights and opportunities to participate in the Annual Meeting as they would if the Annual Meeting was an in-person meeting, including the ability to vote or ask questions throughout the Annual Meeting. In order to vote or submit a question during the meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/UNIT2021 and will also need the control number included on your Notice of Internet Availability of Proxy Materials or proxy card.
At the end of the meeting, we will allot time for a question and answer session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the business conducted at the Annual Meeting. We will prioritize questions that relate to the proposals considered at the Annual Meeting, and questions on similar topics may be combined and answered together. Stockholders logging into the Annual Meeting with their control number will be able to ask questions at any time during the Annual Meeting. If you would like to submit a question, you must type the question in the dialog box provided at www.virtualshareholdermeeting.com/UNIT2021 during the Annual Meeting.
Broadridge Financial Solutions, Inc. is hosting the Annual Meeting and, on the date of the Annual Meeting, will be available via telephone at 844-986-0822 (US) or 303-562-9302 (International) to answer your questions regarding how to attend and participate in the Annual Meeting virtually via the Internet.
Q:
What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

A:
Stockholder of record.

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and we sent a Notice of Internet Availability of Proxy Materials or a printed set of the proxy materials, together with a proxy card, directly to you.
Beneficial owner of shares held in street name.
If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and a Notice of Internet Availability of Proxy Materials or a printed set of the proxy materials, together with a voting instruction form, was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions in the Notice of Internet Availability of Proxy Materials or on the voting instruction form you received.
Q:
How can I vote my shares?

A:
The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or bank). As explained above, if you hold shares in “street name,” you are considered to be the “beneficial owner” of those shares.

Voting by record holders.   If you are a record holder, you may vote by proxy prior to the Annual Meeting or you may vote during the Annual Meeting by joining the live webcast and following the instructions at www.virtualshareholdermeeting.com/UNIT2021. If you are a record holder and would like to vote your shares by proxy prior to the Annual Meeting, you have three ways to vote:
go to the website www.proxyvote.com and follow the instructions at that website;
call 1-800-690-6903 and follow the instructions provided on the call; or
if you received a proxy card in the mail, complete, sign, date and mail the proxy card in the return envelope provided to you.
Please note that telephone and internet proxy voting will close at 11:59 p.m. (Eastern time) on May 12, 2021. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Meeting.
Voting by beneficial owners of shares held in “street name.”   If your shares are held in the name of a broker, bank or other nominee (that is, your shares are held in “street name”), you should receive separate instructions from your broker, bank or other nominee describing how to vote.
Q:
What constitutes a quorum?

A:
The presence at the Annual Meeting, virtually or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

Q:
How many votes are needed to approve each proposal?

A:
The stockholder vote required to approve each proposal is set forth below:

Proposals		Required Approval
1.	Election of directors	Majority of Votes Cast for Each Nominee
2.	Advisory vote to approve executive compensation	Majority of Votes Cast
3.	Ratification of auditors	Majority of Votes Cast
Director Resignation Policy.   In accordance with our bylaws with respect to an uncontested election of directors, a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. Pursuant to our bylaws and Corporate Governance Guidelines, each director promptly following his or her failure to receive a majority of votes cast for his or her election is required to tender a contingent, irrevocable resignation. If this occurs, the Governance Committee will consider such resignation and make a recommendation to the Board regarding whether to accept or reject such resignation. The Board will act on the Governance Committee’s recommendation within 90 days of the date the election results are certified and publicly disclose its decision.

Advisory Vote to Approve Executive Compensation. As noted above, approval of the compensation of our NEOs (Proposal No. 2) requires the affirmative vote of a majority of votes cast. This proposal, however, is merely advisory and is not binding on the Company, the Board or its Compensation Committee. Despite the fact it is non-binding, the Board and the Compensation Committee will take the proposal’s voting results under advisement when making future decisions regarding the Company’s executive compensation program.
Q:
How are proxies voted?

A:
All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

Q:
What happens if I do not give specific voting instructions?

A:
Stockholders of record.

If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name.
If you are a beneficial owner of shares held in street name and do not join and vote at the Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Q:
Which ballot measures are considered “routine” or “non-routine”?

A:
The ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 3) is considered a routine matter under applicable rules, and no broker non-votes will occur in connection with Proposal No. 3. The election of directors (Proposal No. 1) and the approval of the compensation of our NEOs (Proposal No. 2) are considered non-routine matters under applicable rules, and therefore broker non-votes may exist in connection with these proposals.

Q:
How are abstentions and broker non-votes counted?

A:
Abstentions and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting. With respect to each of the proposals presented in this Proxy Statement, abstentions and broker non-votes will not be considered votes cast for voting purposes and will have no effect on such proposals. The effect of abstentions and broker non-votes on each of the proposals presented in this Proxy Statement is as follows:

Proposals		Abstentions	Broker Non-Votes
1.	Election of directors	No Effect	No Effect
2.	Advisory vote to approve executive compensation	No Effect	No Effect
3.	Ratification of auditors	No Effect	Not Applicable

Q:
Can I change my vote after I have voted?

A:
Yes. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. After you submit your proxy, you may change your vote via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to Uniti’s Secretary prior to the Annual Meeting at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.

Q:
What does it mean if I receive more than one proxy card or voting instruction form?

A:
If your shares are registered differently, or if they are held in more than one account, you will receive more than one proxy card or voting instruction form. Please follow the instructions on each proxy card or voting instruction form to ensure that all of your shares are voted. Please sign each proxy card exactly as your name appears on the card. For joint accounts, each owner must sign the proxy card. When signing as executor, administrator, attorney, trustee, guardian, etc., please print your full title on the proxy card.

Q:
Where can I find the voting results of the Annual Meeting?

A:
Uniti will announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

BOARD AND BOARD COMMITTEE MATTERS
Our governing documents provide that our Board of Directors must consist of not less than two nor more than nine directors. The number of directors who serve on the Board is currently set at six and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws. The current members of our Board are Jennifer S. Banner, Scott G. Bruce, Francis X. (“Skip”) Frantz (Chairman), Kenneth A. Gunderman, Carmen Perez-Carlton and David L. Solomon. Biographical information regarding each of the current directors is available below under “Proposal No. 1 — Election of Directors.”
Director Independence

Our Board has affirmatively determined that all of our directors except Mr. Gunderman qualify as independent directors under applicable NASDAQ listing standards and SEC rules. In making this determination, the Board reviewed each of the director’s relationships, if any, with Uniti and determined that there are no relationships that would impair any director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director.
Meetings of the Board of Directors

During 2020, the Board met seven times and acted by unanimous written consent ten times. All of the directors attended at least 75% of the meetings of the Board and Board committees on which they served during the periods in which they served. Directors are expected to attend each annual meeting of stockholders, and all of the directors then serving on the Board joined the 2020 annual meeting of stockholders.
Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee has a written charter that is available on our website at www.uniti.com under the “About Us — Corporate Governance” tab and is comprised entirely of directors whom the Board has determined are independent under applicable NASDAQ listing standards and SEC rules. A brief description of the function of each committee is set forth below. Currently the members of each committee are as follows:
Committee Memberships
Board Member	Audit	Compensation	Governance
Jennifer S. Banner		—
Scott G. Bruce			—
Francis X. (“Skip”) Frantz	—
Kenneth A. Gunderman	—	—	—
Carmen Perez-Carlton		—
David L. Solomon			—
Number Of Meetings Held In Fiscal 2020	4	4	3
 Member       Chairperson

Audit Committee
Our Audit Committee consists of Ms. Banner (Chair), Ms. Perez-Carlton and Messrs. Bruce and Solomon. Our Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined by the rules of the SEC. The primary duties of the Audit Committee include, among other things: (i) overseeing both the external and internal audit processes; (ii) establishing procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters; (iii) overseeing and interacting with our independent auditors regarding the auditor’s engagement and/or dismissal, duties, compensation, qualifications and performance; (iv) reviewing and discussing with our independent auditors the scope of audits and our accounting principles, policies and practices; (v) reviewing and discussing our financial statements with our independent auditors and management; (vi) monitoring the ongoing review of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; and (vii) reviewing and approving (or disapproving) related-party transactions.
Compensation Committee
Our Compensation Committee consists of Messrs. Bruce (Chair), Solomon and Frantz. Mr. Solomon served as the chair of the Compensation Committee until February 2021. The Compensation Committee assists the Board in fulfilling its oversight responsibility related to the compensation programs, plans and awards for Uniti’s directors and executive officers. For more information regarding the Compensation Committee, see “Compensation Discussion & Analysis” below in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serving during 2020 had any relationship requiring disclosure under the section titled “Relationships and Certain Related Transactions” in this Proxy Statement. During 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors.
Governance Committee
Our Governance Committee consists of Mr. Frantz (Chair), Ms. Banner and Ms. Perez-Carlton. The Governance Committee’s primary duties include, among other things: (i) establishing and reviewing the criteria for the skills and characteristics required of Board members; (ii) identifying individuals qualified to become directors consistent with the Governance Committee’s membership criteria; (iii) recommending director nominees to the Board for election at each annual meeting of stockholders and to fill vacancies; (iv) reviewing Uniti’s Corporate Governance Guidelines; (v) assisting the Chairman of the Board with an annual evaluation of the Board and its committees; and (vi) annually, in consultation with the Chairman of the Board and our Chief Executive Officer, reviewing management succession plans.
The Governance Committee identifies potential Board candidates through various methods, including recommendations from directors, management and stockholders, and has the sole authority to retain, compensate and terminate search firms to be used to identify director candidates. The Governance Committee periodically reviews, in consultation with our President and Chief Executive Officer, the appropriate skills and characteristics required of Board members in the context of the composition and needs of the Board from time to time. In reviewing potential candidates, the Governance Committee considers applicable Board and Board committee independence requirements imposed by Uniti’s Corporate Governance Guidelines, NASDAQ listing standards and applicable law. The Governance Committee actively seeks candidates with an inquisitive and objective perspective, practical wisdom and mature judgment, who possess high personal and professional ethics, character, integrity and values and who will be committed to representing the long-term interests of the Company’s stockholders. Among the various criteria for selection as a Board member are the level of a potential candidate’s relevant career experience, training and experience at the policy-making level in business, leadership and communication skills, and willingness to devote sufficient time and effort to Board duties. The Governance Committee also seeks candidates who demonstrate a willingness to evaluate management’s performance objectively and who have no activities or interests that could conflict with their responsibilities to Uniti.
The Governance Committee will consider director candidates recommended by stockholders. To qualify for such consideration, stockholder recommendations must be submitted to the Governance Committee at the address provided below in the section of this Proxy Statement titled “Stockholder Communications with the Board of Directors” and received by the Company’s Secretary no later than 120 calendar days prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting. The Governance Committee does not have a specific policy regarding the consideration of stockholder recommendations for director candidates because the Governance Committee intends to evaluate stockholder recommendations in the same manner as it evaluates director candidates recommended by other sources.
Board Leadership Structure

The roles of the Chairman of the Board of Directors and Chief Executive Officer are performed by separate individuals. The Board of Directors believes this leadership structure improves the ability of the Board of Directors to exercise its oversight role over management and ensures a significant role for independent directors in the leadership of Uniti. Having an independent Chairman also strengthens Uniti’s corporate governance structure by allowing the Chairman to convene executive sessions with independent directors.
Executive Sessions

Uniti’s Corporate Governance Guidelines specify that the independent directors of the Board of Directors must meet at regularly scheduled executive sessions without management and that the Chairman of the Board of Directors shall preside at executive sessions of independent directors. During 2020, executive sessions of the independent directors generally occurred at the end of each regular meeting of the Board.
Board Size and Diversity

As set forth in Uniti’s Corporate Governance Guidelines, the Board believes that our Board of Directors should be comprised of four to seven members depending upon the relevant circumstances prevailing from time to time. Six directors currently serve on the Board.
We believe our Board is most effective when it embodies a diverse range of views, backgrounds and experience. Diversity is considered in the broadest sense, including, among other attributes, age, leadership, experience, skills, perspectives, gender, ethnicity and geography. While the Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Governance Committee considers diversity in its selection of nominees and proactively seeks diverse director candidates to ensure a representation of varied perspectives and experience in the boardroom.
We presently have two female directors which, given the small size of our board, represents 33% of our full Board and 40% of our non-employee directors. Our current Board members’ ages range from 50 to 67. In addition, our current Board members represent a broad range of skills and experience:

Based on the foregoing, the Governance Committee concluded that our current Board members represent a broad range of viewpoints, backgrounds and relevant expertise that aligns with Uniti’s long-term strategy.
Corporate Social Responsibility

For more details on our corporate citizenship and sustainability efforts, please see our first annual 2020 ESG Report which is available on our website, www.uniti.com, under the “About Us — Corporate Responsibility” tab.
Board and Committee Self-Evaluations

As set forth in Uniti’s Corporate Governance Guidelines, the Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively. Each self-evaluation is coordinated by the chairperson of the Board or committee, as applicable, in executive sessions during the last regular meeting of the year. The Board believes that this self-evaluation process is fundamental in supporting continued improvement through thoughtful and comprehensive discussions.
Risk Oversight

The Board maintains an active role, including at the committee level, in overseeing management of the Company’s various risk exposures. While the Board is ultimately responsible for overall risk oversight for the Company, certain of the Board’s committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee oversees the Company’s enterprise risk management and periodically reviews with management and the Company’s auditors major financial and auditing risks. Additionally, the Audit Committee oversees the Company’s risks related to cybersecurity and data privacy matters and, for that purpose, regularly receives reports from management regarding those risks and countermeasures being undertaken or considered by the Company. The Compensation Committee oversees risks relating to the design and implementation of the Company’s compensation policies and procedures.
The Board’s discharge of its risk oversight role has not specifically affected its leadership structure discussed above. Rather, in establishing the current leadership structure, risk oversight was one factor among many considered. The Board will regularly review its leadership structure and evaluate whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight role, it may make any change it deems appropriate.
Code of Business Conduct and Ethics & Whistleblower Policy

Our Code of Business Conduct and Ethics & Whistleblower Policy confirms our commitment to conduct our affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics and seeks to identify and mitigate conflicts of interest between our directors, officers and employees, on the one hand, and Uniti on the other hand. The Code of Business Conduct and Ethics & Whistleblower Policy applies to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. We intend that the spirit, as well as the letter, of the Code of Business Conduct and Ethics & Whistleblower Policy be followed by all of our directors, officers, employees and subsidiaries. This is communicated to each new officer, director and employee. Any waiver of our Code of Business Conduct and Ethics & Whistleblower Policy with respect to our executive officers and directors may only be authorized by our Board of Directors. Our Code of Business Conduct and Ethics & Whistleblower Policy is available on our website, www.uniti.com, under the “About Us — Corporate Governance” tab.
Hedging Policy

All employees, officers and directors of the Company are prohibited from engaging in any transaction in derivative securities that reflects speculation about the price of Company securities (i.e.,

exchange traded options, whether puts or calls) or any transaction in Company securities that may place their financial interests against the financial interests of the Company. For instance, employees, officers and directors may not sell Company securities “short,” which would allow them to profit from a decline in the price of the Company stock.
Director Compensation

During 2020, the non-employee director compensation program consisted of: (i) an annual cash retainer of  $75,000; (ii) a one-time, at-election restricted stock grant of  $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of  $100,000 subject to one-year vesting; (iv) an additional annual cash retainer of  $75,000 for the Chair of the Board of Directors; (v) annual restricted stock grants of  $20,000, $15,000 and $10,000 for the Chairs of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of  $10,000, $7,500 and $5,000 for non-chair members of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting. The number of time-based restricted shares granted to the non-employee directors during 2020 was based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date.
In November 2020, the Compensation Committee modified the non-employee director compensation program. Starting in 2021, the non-employee director compensation program consists of: (i) an annual cash retainer of  $100,000; (ii) a one-time, at-election restricted stock grant of  $100,000 that vests ratably in equal installments over four years; (iii) an annual restricted stock grant of  $150,000 subject to one-year vesting; (iv) an additional annual cash retainer of  $150,000 for the Chair of the Board of Directors; (v) annual restricted stock grants of  $25,000, $20,000 and $15,000 for the Chairs of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting; and (vi) annual restricted stock grants of  $12,500, $10,000 and $7,500 for non-chair members of the Audit, Compensation and Governance Committees, respectively, each subject to one-year vesting.
The following table shows the compensation paid to our non-employee directors during 2020:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Jennifer S. Banner	75,000	178,034	—	253,034
Scott G. Bruce	75,000	167,353	—	242,353
Francis X. (“Skip”) Frantz	150,000	167,353	—	317,353
Carmen Perez-Carlton	75,000	163,786	—	238,786
David L. Solomon	75,000	178,034	—	253,034

(1)
All stock award amounts in the table above reflect the aggregate fair value on the grant date based on the closing per share price of the Company’s common stock on the date of grant of the restricted stock, computed in accordance with FASB ASC Topic 718. At December 31, 2020, non-employee directors serving on the Board held the following number of unvested shares of restricted stock: Ms. Banner, 17,218; Mr. Bruce, 16,185; Mr. Frantz, 16,185; Ms. Perez-Carlton, 25,463; and Mr. Solomon, 17,218.

PROPOSAL NO. 1
Election of Directors

There are currently six directors serving on the Board, all of whose terms expire at the Annual Meeting. In accordance with the Company’s bylaws and Maryland law, each nominee elected will serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified or until the earliest of their removal, resignation or death. There is no arrangement or understanding between any of the six nominees and any other person, including officers, pursuant to which the director was nominated for election to the Board. Each of the current Board members was elected at the 2020 annual meeting of stockholders.
Holders of proxies solicited by this Proxy Statement will vote the proxies they receive as directed on the proxy card, or, if no direction is made, for the election of the Board’s six nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.
Set forth below is biographical information for each nominee, including age, a brief listing of principal occupations for at least the past five years, other major affiliations, and the specific experience, qualifications, attributes and skills that qualify each candidate to serve on the Board.

Jennifer S. Banner, age 61, was appointed to the Board of Directors on June 1, 2015. Ms. Banner is the Executive Director of the University of Tennessee Haslam College of Business Forum for Emerging Enterprises and Private Business (since June 2019). Previously, she served as CEO of Schaad Source, LLC, a strategic and managerial shared services company from 2006 until April 1, 2019; as CEO of Schaad Companies, LLC from 2008 through 2018; and as CEO of the Schaad Family Office from 2012 through 2018. Schaad Companies is a 110-year-old privately held real estate holding company with related businesses in residential and commercial construction, development, property management and leasing, real estate brokerage and land investments. Previously, Ms. Banner spent 22 years in public accounting, practicing in the tax area with Ernst & Whinney (now Ernst & Young LLP) in Florida and PYA, P.C. in Tennessee. Ms. Banner has been a director of Truist Financial Corporation (NYSE: TFC), since 2003 (presently serving as a member of the executive committee, chair of the compensation and human capital committee, and a member of the audit committee). She has been a member of the board of directors of Truist Bank, since 2013. Ms. Banner is also a member of the board of directors of CDM Smith, Inc., a global engineering and design build construction company that is privately held, where she presently serves as chair of the audit committee, chair of the executive compensation committee and a member of the finance committee.She is a past director of the Federal Reserve Bank of Atlanta (Nashville Branch), First Virginia Banks, Inc., and First Vantage Bank. In 2019, she was named an honorary Fellow of MIT Center for Information Systems Research. Ms. Banner maintains an active license as a Certified Public Accountant in the State of Tennessee, and she holds a Master of Accountancy and Bachelor of Science in Business Administration from the University of Tennessee.
Ms. Banner’s accounting expertise as a Certified Public Accountant, her past management experience as Chief Executive Officer of a diversified real estate holding company, her experience in public company board service in the financial services industry, her technological experience at the board level and her experience in the construction and engineering industry qualify her to serve on our Board of Directors and to serve as Chair of the Audit Committee. As a result of this expertise and experience, Ms. Banner is uniquely qualified to advise, not only on general accounting and financial matters, but on various technical accounting, corporate governance, risk management and real estate matters that the Board of Directors may address from time to time.

Scott G. Bruce, age 59, was appointed to the Board of Directors on June 29, 2016. Mr. Bruce has served as President of Radius Global Infrastructure, Inc. (Nasdaq: RADI), a publicly traded company engaged in the aggregation of rental streams underlying wireless sites and related businesses, since February 2020. Mr. Bruce previously served as Managing Director of Associated Partners, LP, a private investment partnership focusing on creating, operating and investing in wireless communications companies, from its inception in 2006. In addition, Mr. Bruce previously served as Managing Director and General Counsel of Liberty Associated Partners, LP, a predecessor investment vehicle. Previously, Mr. Bruce was General Counsel and Secretary of Associated Group, Inc., a publicly traded company that owned various communications businesses, from 1994 to 2000, when it was sold to AT&T/Liberty Media. He also served as Vice President and General Counsel of Associated Communications Corporation, a publicly traded predecessor company to Associated Group, from 1992 to 1994, when the company sold its cellular telephone businesses to SBC/AT&T. Prior to joining Associated, Mr. Bruce practiced corporate law at Wolf, Block, Schorr and Solis-Cohen in Philadelphia, Pennsylvania from 1987 to 1992. Prior to that, he worked as an auditor in the New York office of Touche Ross & Co. (predecessor to Deloitte) from 1983 to 1985. In connection with Mr. Bruce’s prior responsibilities at Associated, he has held various board memberships at private companies. Mr. Bruce holds an A.B. in History from Colgate University, an M.S. (Accounting) from the New York University Stern School of Business and a J.D. from the Villanova University School of Law.
Mr. Bruce’s operational, management and investment expertise gained through years of experience as both an executive and lawyer in the telecommunications and communications infrastructure industries qualifies him to serve on our Board. The Board believes that Mr. Bruce has a valuable understanding of, and is equipped to assist the Board in navigating, the challenges of the segment of the communications industry in which Uniti competes.

Francis X. (“Skip”) Frantz, age 67, has served as Chairman of the Board of Directors since our spin-off from Windstream. He previously served as a director of Windstream from 2006 until the spin-off, serving as Chairman of its Audit Committee at the time of his resignation from the Windstream board of directors. From July 2006 to February 2010, he served as Chairman of the Windstream board. Mr. Frantz served as the 2006 and 2007 Chairman of the Board and of the Executive Committee of the United States Telecom Association. Mr. Frantz served as Chairman of a community bank in Little Rock, Arkansas from February 2007 until May 2014 and serves as a director of a number of other privately held companies. Prior to January 2006, Mr. Frantz was Executive Vice President—External Affairs, General Counsel and Secretary of Alltel Corporation (“Alltel”). Mr. Frantz joined Alltel in 1990 as Senior Vice President and General Counsel and was appointed Secretary in January 1992 and Executive Vice President in July 1998. While with Alltel, he was responsible for Alltel’s merger and acquisition negotiations, wholesale services group, federal and state government and external affairs, corporate communications, administrative services and corporate governance, in addition to serving as Alltel’s chief legal officer.
Mr. Frantz’s qualifications for election to the Board and to serve as Chair of the Governance Committee include his ability to provide insight and perspective on a wide range of issues facing business enterprises based on his long tenure as a senior executive in the telecommunications industry. Mr. Frantz’s over-15-year career as a senior telecom executive in various capacities provides him with a thorough understanding of all aspects of Uniti’s target market, and his service as a director and chairman of the United States Telecom Association provides Mr. Frantz with additional experience and insight in communications policy and regulation. Through his current involvement with a number of private companies and his prior role as Chairman of Windstream and, before that, as a senior executive of Alltel, Mr. Frantz has extensive experience in corporate governance, mergers and acquisitions, risk management, government policy and regulation, and capital markets transactions, in addition to the specific aspects of the telecommunications industry.

Kenneth A. Gunderman, age 50, was appointed to the Board of Directors and has served as President and Chief Executive Officer (or CEO) since March 2, 2015. Prior to his appointment as President and Chief Executive Officer of Uniti, he served as the co-head of investment banking at Stephens Inc., where he was responsible for the strategic direction of the investment banking department and advised on many of the firm’s notable investment banking transactions. From July 2014 to August 2017, Mr. Gunderman served on the board of America’s Car-Mart, Inc. Prior to joining Stephens Inc., Mr. Gunderman was a member of the telecom investment banking group at Lehman Brothers, where he advised on various transactions and financings totaling more than $125 billion. He also worked as a Certified Public Accountant at KPMG and holds an MBA from Yale and a Bachelor of Arts from Hendrix College.
The Board believes it is important that Uniti’s Chief Executive Officer serve on the Board of Directors, as the position of Chief Executive Officer puts Mr. Gunderman in a unique position to understand the challenges and issues facing the Company. Mr. Gunderman’s qualifications for service on our Board of Directors include the same demonstrated skills and experience that qualify him to serve as Chief Executive Officer of Uniti.

Carmen Perez-Carlton, age 60, was appointed to the Board of Directors on October 1, 2019. From January 2017 to July 2019, Ms. Perez-Carlton served as an independent advisor for Crown Castle International Corp. (NYSE: CCI), a publicly-traded fiber infrastructure REIT, providing input and strategic guidance on matters related to mergers and acquisitions, strategy and business development opportunities. Previously, she served as President of FPL FiberNet, LLC from 2007 until it was acquired by Crown Castle in January, 2017. Ms. Perez-Carlton also served as Vice President, Sales and Marketing and Director, Finance & Accounting with FPL FiberNet, LLC from March 2004 to January 2007. Prior to FPL FiberNet, LLC, Ms. Perez-Carlton served as Assistant Controller and Director, Revenue and Recovery for Florida Power & Light, Co., where she led all credit and collections strategies and processes. Ms. Perez-Carlton began her career as an Audit Manager with Deloitte and holds a Bachelor of Arts in Accounting from Florida International University and is a Certified Public Accountant (inactive status). Ms. Perez-Carlton has served on multiple non-profit organization’s boards and was recognized in 2013 by Capacity Media as one of the top ten women in the telecommunications industry.
Ms. Perez-Carlton’s qualifications for election to the Board include her operational, management, financial and accounting expertise gained through her long tenure as a senior executive in the telecommunications industry. As a result of this expertise and experience, especially as president of FPL FiberNet, LLC until its sale in January 2017, Ms. Perez-Carlton is uniquely qualified to advise on Uniti’s growth strategies and M&A activities, and the Board believes that Ms. Perez-Carlton has a valuable understanding of, and is equipped to assist the Board in navigating, the challenges of the segment of the communications industry in which Uniti competes.

David L. Solomon, age 61, was appointed to the Board of Directors on June 1, 2015. Mr. Solomon is a founder and Managing Director of Meritage Funds, a Denver-based manager of private investment funds. Previously, he served as Chief Executive Officer and Executive Chairman of NuVox Communications, Inc. until it was acquired by Windstream in 2010. A Certified Public Accountant (inactive status) with a strong operational and financial background, Mr. Solomon served as Executive Vice President and Chief Financial Officer at Brooks Fiber Properties (“Brooks”) immediately following its formation in 1993 until its sale to MCI/WorldCom in 1998. As Chief Financial Officer at Brooks, Mr. Solomon led numerous private and public debt and equity transactions, including Brooks’ initial public offering. Mr. Solomon worked in the audit practice of KPMG from 1981 until he joined Brooks. When Mr. Solomon departed KPMG, he was a Partner in the audit practice. In connection with Mr. Solomon’s responsibilities at Meritage Funds, he currently serves as a board member of several private companies. Mr. Solomon is a member of the American Institute and Tennessee Society of CPAs and serves on the board of trustees for his alma mater, Lipscomb University in Nashville, Tennessee.
Mr. Solomon’s financial, accounting and management expertise gained through his long tenure as a senior executive in the telecommunications industry qualifies him to serve on our Board of Directors and to serve as Chair of the Compensation Committee. As a result of his extensive management experience, Mr. Solomon has a deep understanding of corporate planning, risk management, executive compensation and capital markets, which is an invaluable asset to our Board of Directors.

BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE FOREGOING NOMINEES.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock, as of March 12, 2021, by:
•
our directors (all of whom are director nominees);

•
our named executive officers;

•
all of our current directors and executive officers as a group; and

•
each other person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

The percentages in the tables below are based on 233,502,311 shares of common stock outstanding as of March 12, 2021.
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of our common stock they beneficially own, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Uniti Group Inc., 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock Beneficially Owned
Jennifer S. Banner	72,278	*
Scott G. Bruce	630,004 (1)	*
Francis X. (“Skip”) Frantz	222,764 (2)	*
Kenneth A. Gunderman	758,371	*
Daniel L. Heard	137,948	*
Carmen Perez-Carlton	48,661	*
David L. Solomon	72,090	*
Mark A. Wallace	191,315	*
All current directors and executive officers as a group (eight persons)	2,133,431	*
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	35,340,972 (3)	15.14%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	33,077,479 (4)	14.17%
Elliott Investment Management L.P. Phillips Point, East Tower 777 South Flagler Drive, Suite 1000 West Palm Beach, FL 33401	20,475,739 (5)	8.77%

*
Indicates less than 1%.

(1)
Includes 535,208 shares held by JNB Group, LLC, an entity of which Mr. Bruce is the manager. Mr. Bruce is deemed to have voting and dispositive power over the shares held by such entity but disclaims any pecuniary interest in the shares.

(2)
Includes 140 shares held in trust for the benefit of Mr. Frantz’s spouse and children. Mr. Frantz’s spouse is the trustee of the trust. These shares are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership.

(3)
Based solely upon the information contained in a Schedule 13G/A filed on February 10, 2021. According to that Schedule 13G/A, The Vanguard Group has sole voting power over none of the reported shares, shared voting power over 560,557 of the reported shares, sole dispositive power over 34,617,594 of the reported shares, and shared dispositive power over 723,378 of the reported shares.

(4)
Based solely upon the information contained in a Schedule 13G/A filed on January 26, 2021. According to that Schedule 13G/A, Blackrock, Inc. has sole voting power over 32,850,948 of the reported shares, no shared voting power or shared dispositive power with respect to any reported shares, and sole dispositive power over all of the reported shares.

(5)
Based solely upon the information contained in a Schedule 13G filed on February 16, 2021. According to that Schedule 13G, Elliott Investment Management L.P. has sole voting and dispositive power over all reported shares.

AUDIT COMMITTEE REPORT
The primary purposes of the Audit Committee are to oversee on behalf of the Board: (i) the Company’s accounting and financial reporting processes and the integrity of its financial statements; (ii) the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors; (iii) the Company’s compliance with legal and regulatory requirements; and (iv) the performance of the Company’s internal audit function, if any, internal accounting controls, disclosure controls and procedures and internal control over financial reporting. The Audit Committee also manages the Company’s relationship with its independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s independent registered public accounting firm for the year ended December 31, 2020, KPMG LLP (“KPMG”), was responsible for performing an independent audit of the Company’s financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles. The Audit Committee’s responsibility is to supervise and review these processes.
In this context, the Audit Committee hereby reports as follows:
1.
The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with KPMG the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3.
The Audit Committee has received from KPMG the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence and considered the compatibility of non-audit services with KPMG’s independence.

4.
Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.
AUDIT COMMITTEE:
Jennifer S. Banner, Chair Scott G. Bruce Carmen Perez-Carlton David L. Solomon

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is biographical information with respect to each current executive officer of the Company. In addition to the executive officers listed below, Mr. Gunderman, who also serves as a director of the Company, is an executive officer of the Company. Biographical information regarding Mr. Gunderman is available above under “Proposal No. 1—Election of Directors.”
Mark A. Wallace, age 63, has served as the Executive Vice President—Chief Financial Officer and Treasurer (or CFO) of Uniti since April 1, 2015. Mr. Wallace previously served as Managing Director of Fortress Investment Group LLC and affiliates from May 2014 to December 2014, and served as the Chief Financial Officer and Treasurer of New Senior Investment Group (NYSE: SNR), a publicly traded REIT formerly managed by Fortress from October 2014 until December 2014. Mr. Wallace was previously the Senior Vice President, Chief Financial Officer and Treasurer of Westwood Holdings Group, a Dallas-based asset management firm which he joined in November 2012. Mr. Wallace served as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately held aerospace services company, from September to November 2012, as a financial consultant to a private telecommunication services company from May 2011 to August 2012 and as Chief Financial Officer of Westcore Properties, a private real estate firm, from August to December 2010. Mr. Wallace served as EVP—Chief Financial Officer & Treasurer of HCP, Inc. (now Health Peak Properties, Inc. (NYSE: PEAK)), an S&P 500 healthcare REIT, from March 2004 until March 2009, where his responsibilities included capital markets, SEC reporting, technology, taxes, acquisition evaluation and integration, and financial planning and analysis. He was Chair of the Operating Committee of HCP, and served on both the Executive and Investment Committees. Mr. Wallace’s experience includes private and publicly traded NYSE real estate and industrial companies including Titanium Metals Corporation, Tremont Corporation and Valhi, Inc. and 11 years with Arthur Andersen LLP. Mr. Wallace has a bachelor’s degree in business administration from Texas Tech University and an MBA from Colorado State University. He is a Certified Public Accountant in Texas.
Daniel L. Heard, age 46, has served as the Executive Vice President—General Counsel and Secretary (or General Counsel) of Uniti since April 1, 2015. Prior to joining Uniti, he was a partner in the law offices of Kutak Rock LLP. Mr. Heard joined Kutak Rock LLP in 2000, where he represented public companies in corporate, securities and merger and acquisition transactions. His clients comprised a wide range of industries, including telecommunications, information technology and food processing. Mr. Heard has more than 20 years’ experience in negotiating, structuring and consummating mergers and acquisitions, public offerings of debt and equity securities and other corporate finance transactions. Mr. Heard graduated from the William H. Bowen School of Law at the University of Arkansas at Little Rock and has a Bachelor of Arts from the University of Central Arkansas. Mr. Heard is responsible for the Company’s legal affairs and corporate governance.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

This Compensation Discussion and Analysis describes our current executive compensation program and provides information regarding the compensation paid to our named executive officers (or NEOs) in 2020, who were:
•
Kenneth A. Gunderman, President and Chief Executive Officer;

•
Mark A. Wallace, Executive Vice President — Chief Financial Officer and Treasurer; and

•
Daniel L. Heard, Executive Vice President — General Counsel and Secretary.

Compensation Philosophy

Our current compensation program includes annual base salaries, annual short-term cash incentive opportunities, and long-term equity awards. Our executive compensation program is intended to support the following objectives:
•
align pay with performance through the use of variable incentives (84%, 78.5% and 75.3% variable for CEO, CFO and General Counsel, respectively, in our 2020 annual compensation program);

•
reinforce key business objectives in support of long-term value creation;

•
align management’s interests with the long-term interests of our stockholders;

•
provide compensation and incentives at or near the 50th percentile of market data provided by our compensation consultant; and

•
discourage unnecessary risk taking.

To further these objectives, we adhere to the following compensation and corporate governance practices:
What We Do:	What We Don’t Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines for executives and non-employee directors	Do NOT provide guaranteed bonuses
Include double-trigger change-in-control provisions in equity awards	Do NOT provide discount stock options or stock appreciation rights
Place caps on incentive award opportunities and conduct an annual risk assessment	Do NOT pay dividends on performance-based restricted stock units prior to vesting
Maintain a clawback policy	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes
How We Structured the 2020 Compensation Program

Compensation Committee.   Our Compensation Committee is currently comprised of Messrs. Bruce (Chair), Solomon and Frantz. Ms. Banner served on the Compensation Committee until February 11, 2020, and Mr. Solomon served as Chair of the Compensation Committee until February 2021. Our Board of Directors has determined that each member of the Compensation Committee is an independent director under NASDAQ listing standards and a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.
The Compensation Committee oversees and administers our compensation programs, plans and awards for Uniti’s directors and executive officers and is primarily responsible for reviewing and approving (or recommending to the Board of Directors for approval) our compensation policies and the compensation paid to our executive officers. The Compensation Committee’s responsibilities are set forth in its written charter that is available on our website at www.uniti.com under the “About Us — Corporate Governance” tab.
With respect to our 2020 compensation program, the Compensation Committee reviewed and approved the compensation opportunities for Messrs. Gunderman, Wallace and Heard with input from its independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”). In approving such compensation, the Compensation Committee focused on a number of metrics to evaluate our performance, in addition to elements of strategic performance, as discussed below.
Management.   Our CEO provides performance context and recommendations based on the analysis supplied by Pearl Meyer regarding the compensation arrangements for the NEOs, other than himself. While the Compensation Committee values the judgment and input from the CEO, and considers his recommendations, the Compensation Committee ultimately retains sole discretion to approve the compensation packages for each executive officer.
Independent Consultant.   The Compensation Committee has the authority to retain and terminate any compensation consultant, legal counsel or other adviser as it determines appropriate to assist it in the performance of its responsibilities and to approve such consultant’s fees and other retention terms. It is the policy of the Compensation Committee that the compensation consultant should not perform any services for us other than services as a consultant to the Compensation Committee.
The Compensation Committee engaged Pearl Meyer to assist in the review and design of our 2020 executive compensation program after considering its experience in assisting both telecommunications companies and other REITs in designing competitive, well-balanced compensation programs that align the interests of management and stockholders. Pearl Meyer assisted the Compensation Committee in reviewing the Company’s existing short- and long-term compensation programs and structuring awards under such programs, provided data on current compensation “best practices” and trends in the REIT industry, and assisted with a review of the Company’s peer group for use in structuring our 2020 executive compensation program. A description of the process and rationale utilized for selecting our 2020 peer group is described below.
Pearl Meyer reports directly to the Compensation Committee and regularly participates in committee meetings. Prior to engagement, the Compensation Committee reviewed the independence of Pearl Meyer pursuant to the applicable SEC rules and concluded no conflict of interest exists that would preclude Pearl Meyer from serving as an independent advisor to the Compensation Committee.
Competitive Market Analysis; Formulation of Peer Group.   In designing our 2020 executive compensation program, the Compensation Committee, with the assistance of Pearl Meyer and senior management, gathered and reviewed information about the compensation program and processes of other publicly traded REITs (the “Peer Group”). In selecting the Peer Group, the Compensation Committee and Pearl Meyer considered many factors, focusing particularly on REITs with comparable revenues and enterprise values to Uniti and net-lease REITs that focus on unique market segments or niches and/or employ a similar business model to Uniti. Management assisted Pearl Meyer and the Compensation

Committee in the process by providing additional REIT-industry insight. Applying these criteria, Pearl Meyer recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:
Peer Group for Evaluating Fiscal 2020 Executive Compensation
Alexandria Real Estate Equities, Inc.	Omega Healthcare Investors Inc.
Digital Realty Trust Inc.	Realty Income Corporation
EPR Properties	Retail Properties of America, Inc.
Gaming and Leisure Properties, Inc.	SBA Communications Corporation
Medical Properties Trust Inc.	Spirit Realty Capital, Inc.
National Retail Properties, Inc.	W. P. Carey Inc.
Although our total enterprise value relative to the above peers was significantly impacted by Windstream’s bankruptcy, the Compensation Committee decided to maintain the peer group for 2020 (unchanged from 2019) given it still represents our competitive market for talent and to revisit appropriateness in 2021.
To provide additional perspective, the Compensation Committee also reviews, with the assistance of Pearl Meyer, pay levels for comparable positions within the broader REIT industry, as reported in the NAREIT Compensation Survey. Peer Group compensation data and data for size-appropriate companies collected from the NAREIT survey were blended to create composite market values for each position (the “Market Data”). In determining appropriate pay opportunities for our NEOs, the Compensation Committee also considers a variety of other factors in addition to the Market Data, such as each executive’s qualifications, responsibilities, past performance and expected future contributions.
2020 Target Total Direct Compensation.   In designing our 2020 executive compensation program, the Compensation Committee reviewed each NEO’s base salary, annual target cash incentives and annual target long-term incentives (which we refer to as “Target Total Direct Compensation”) against the Market Data, targeting such compensation at or near the 50th percentile. After a review of target cash compensation for our NEOs, the Compensation Committee determined that certain market-based compensation adjustments for Messrs. Wallace and Heard were justified by competitive cash positioning. Based on the foregoing adjustments and actions taken by the Compensation Committee (which are explained in more detail in subsequent sections), our NEOs’ Target Total Direct Compensation in 2020 were as follows:
Name	Target Total Direct Compensation
Kenneth A. Gunderman	$4,531,250
Mark A. Wallace	$2,206,250
Daniel L. Heard	$1,618,750
Target Total Direct Compensation set forth above for Messrs. Gunderman, Wallace and Heard approximated the median of the Market Data on both an individual role basis as well as for the entire NEO group.
Compensation Mix.   Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increase, base salary will become a smaller component of total compensation and long-term, equity-based compensation will become a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its stockholders. The following charts illustrate the mix of Target Total Direct Compensation for Messrs. Gunderman, Wallace and Heard based on compensation opportunities provided in fiscal year 2020.
Target Pay Mix for Mr. Gunderman	Target Pay Mix for Mr. Wallace	Target Pay Mix for Mr. Heard

Variable pay represents 84% of Target Total Direct Compensation for Mr. Gunderman, 78.5% for Mr. Wallace and 75.3% for Mr. Heard.
Results of Stockholder Advisory Vote on Executive Compensation.   At the 2020 annual meeting of stockholders, we held our annual “say-on-pay” vote pursuant to which stockholders were given the opportunity to approve the compensation of the Company’s NEOs. Approximately 95% of votes cast on the proposal were in favor of our executive compensation. In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2020. The Compensation Committee plans to evaluate and consider the outcome of each annual advisory vote on executive compensation, in addition to various other factors, when making future compensation decisions.
Elements of 2020 Compensation

The Company’s executive compensation program consists of:
•
annual base salary;

•
annual performance incentive payments; and

•
equity-based compensation.

Annual Base Salaries.    Base salaries for the NEOs were initially established in connection with their hiring based on the executive’s position, responsibilities, personal expertise and experience, internal pay equity, and the Market Data. The Compensation Committee views base salary as the fixed compensation necessary to attract and retain qualified executives and to provide a reasonable base level of compensation for the executives’ ongoing performance throughout the year. Annual base salaries are a key component of an NEO’s total compensation as both short- and long-term incentive payments are calculated as a multiple of base salary. The executive officers’ base salaries are subject to annual review and adjustment to ensure that an NEO’s Target Total Direct Compensation is at or near the 50th percentile of the Peer Group data. As an executive’s responsibilities and ability to affect the financial results of the Company increase, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component, further aligning the executive’s interests with those of our stockholders.
The following table sets forth the base salaries for the NEOs for 2019 and 2020.
Name	2019 Base Salary	2020 Base Salary
Kenneth A. Gunderman	$725,000	$725,000
Mark A. Wallace	$450,000	$475,000
Daniel L. Heard	$375,000	$400,000

After a review of the base salary and target annual cash incentive award levels for the NEOs, the Compensation Committee determined that base salary adjustments for Messrs. Wallace and Heard were justified and approved $25,000 base salary increases for Mr. Wallace (a 5.5% increase) and Mr. Heard (a 6.6% increase) to better align their Target Total Direct Compensation with the Market Data median. Prior to the changes made in 2020, base salaries for Mr. Wallace and Mr. Heard were kept constant since 2017.
Short-Term Incentives.   The Company maintains the Uniti Group Inc. Annual Short-Term Incentive Plan (the “Plan”), which permits the Compensation Committee to award and pay cash bonuses to officers, employees and consultants of the Company or any of its subsidiaries or affiliates. The Plan is designed to motivate, attract and retain qualified officers, consultants and other key employees and to promote the alignment of such persons’ interests with those of the Company’s stockholders. The Plan provides the Compensation Committee authority to construe and interpret the Plan, make rules and regulations relating to the administration of the Plan, designate eligible persons to receive awards, establish the terms and conditions of the awards and make all other determinations necessary or advisable for the administration of the Plan.
2020 Cash Incentive Opportunities.   In March 2020, the Compensation Committee approved award opportunities under the Plan for our executive officers, payable upon the attainment of certain company-wide and individual performance goals during 2020 (the “2020 STIP”). The following table sets forth the target cash incentive opportunities for the NEOs under the 2020 STIP:
	Target Cash Incentive(1)
Name	% of Base Salary	Amount
Kenneth A. Gunderman	150%	$1,087,500
Mark A. Wallace	125%	$593,750
Daniel L. Heard	100%	$400,000

(1)
No payout is earned under the 2020 STIP for below-threshold performance. The threshold and maximum incentive opportunities for each NEO under the 2020 STIP (expressed as a percentage of base salary) are as follows:

	Threshold	Maximum
Kenneth A. Gunderman	75%	225%
Mark A. Wallace	75%	175%
Daniel L. Heard	50%	150%
The Compensation Committee set the award opportunities for each NEO with the goal of maintaining Target Total Direct Compensation at the median of the Market Data. Mr. Gunderman’s award opportunities are greater than the other NEOs in light of his role and responsibility as CEO and his greater ability to affect financial results of the Company relative to the other NEOs.
For 2020, awards under the 2020 STIP were based 75% on company-wide financial performance measures and 25% on satisfaction of individual goals specifically developed for each NEO by the Compensation Committee as discussed in greater detail below. The Compensation Committee selected the specific financial measures and weighted them more heavily than individual performance measures because they are each consistent with Uniti’s overall strategy and are among the most important and closely followed measures of our performance by the investing community and our stockholders.
Corporate Performance.   As stated above, 75% of the cash incentive opportunities for the NEOs under the 2020 STIP were based on specific financial measures established by the Compensation Committee. Each NEO has threshold, target and maximum cash incentive opportunities that are aligned with threshold, target and maximum performance outcomes, with linear interpolation between the specified levels. The Compensation Committee utilized the following quantitative measures of Company financial performance in the 2020 STIP:
	Weighting
Performance Measure	As % of Financial Measures	As % of Total Cash Incentive Opportunity	Description
Consolidated AFFO	33.3%	25%	Represents consolidated funds from operations, adjusted to exclude the impact of certain non-cash revenues and expenses, capital markets and merger and acquisition transactions and similar items, for the year ended December 31, 2020 as publicly reported. A reconciliation of Consolidated AFFO to net income is included in Appendix A to this Proxy Statement.
Consolidated Adjusted EBITDA	33.3%	25%	Represents consolidated Adjusted EBITDA for the year ended December 31, 2020 as publicly reported. A reconciliation of Consolidated Adjusted EBITDA to net income for the year ended December 31, 2020 is included in Appendix A to this Proxy Statement.
Net Leverage	33.3%	25%	Represents net debt (total debt less cash and cash equivalents) at December 31, 2020 divided by Annualized 4Q20 Adjusted EBITDA (calculated consistent with our debt agreements).
The table below sets forth the performance goal levels, as well as actual results, for each performance measure described above:
Performance Measures	Threshold	Target	Maximum	Actual Results
Consolidated AFFO	$378.3M	$384.3M	$390.3M	$389.5M
Consolidated Adjusted EBITDA	$805.3M	$811.9M	$817.3M	$818.8M
Net Leverage	6.12x	5.87x	5.62x	5.99x
Individual Performance.   The remaining 25% of the cash incentive opportunities for the NEOs was based on individual performance metrics specifically developed for each NEO to drive our corporate performance, achieve our annual operating plan and enhance the efficiency of each NEO’s area of responsibility and the processes overseen. The individual performance goals generally included the completion or implementation of various projects, improvements, streamlines and/or processes supplementary to each of their primary executive management roles within the Company, including the following: for Mr. Gunderman, facilitating improved Windstream dialogue and relationship, positioning Uniti and its business for execution after Windstream’s bankruptcy, and executing organic and sustainable growth within our various business lines; for Mr. Wallace, development and execution of resolution of the Windstream bankruptcy, overseeing transition of outside auditing firm upon the Audit Committee’s approval, developing and implementing liquidity and capital financing plans to improve the balance sheet, including refinancing first lien debt, and managing investor outreach efforts; and for Mr. Heard, development and execution of general legal and litigation strategies, including with respect to resolution of the Windstream bankruptcy. The determination of the achievement of each NEO’s individual performance metrics is made by the Compensation Committee in its discretion.

2020 Payouts.   For 2020, each NEO earned a performance-based cash award based on the weighted achievement of corporate financial measures and the successful completion of individual goals. As reflected in the table above, the Company exceeded the target performance goal for Consolidated AFFO, exceeded the maximum performance goal for Consolidated Adjusted EBITDA and exceeded the threshold performance goal for Net Leverage. Additionally, the Compensation Committee evaluated each NEO’s performance relative to his individual performance goals established under the 2020 STIP and determined that each of the NEOs met his individual performance goals. Based on such performance, the following table shows the actual payouts under the 2020 STIP:
Name	Actual Payout	% of Target Cash Incentive Opportunity
Kenneth A. Gunderman	$1,277,087	117%
Mark A. Wallace	$676,590	114%
Daniel L. Heard	$469,760	117%
Special Bonus Opportunity Payouts.   As discussed in the Company’s proxy statement relating to the 2020 annual meeting of stockholders filed with the SEC on April 2, 2020, in 2019, the Compensation Committee approved an additional, one-time bonus opportunity for each of our NEOs of up to 75% of his target cash incentive opportunity. These special bonus opportunities were designed to compensate the NEOs for their heightened and sustained efforts during the pendency of Windstream’s bankruptcy. In the fourth quarter of 2020 (following Windstream’s emergence from bankruptcy on September 21, 2020), the Compensation Committee approved bonus payouts of  $815,625, $445,313 and $300,000 for Messrs. Gunderman, Wallace and Heard, respectively, payable at the NEO’s election in either cash or time-based restricted stock subject to three-year vesting. Mr. Gunderman elected to receive his award in shares, and Messrs. Wallace and Heard elected to receive their awards in cash. These amounts are reported in the Summary Compensation Table.
Equity-Based Compensation.   The Uniti Group Inc. 2015 Equity Incentive Plan, as amended and restated effective March 28, 2018 (the “Long-Term Incentive Plan”), permits us to make grants of equity awards to our employees, including our executive officers. We make equity grants to our executive officers as part of our annual compensation program to align their long-term interests with that of our stockholders and to maintain the competitiveness of our total compensation package. It is the Compensation Committee’s policy to review and grant all annual equity compensation awards to directors, executive officers, and all other eligible employees at its first regularly scheduled meeting of each year, which it expects to occur in February of each year, with each such grant based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date.
During 2020, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to our executive officers. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash, when and solely to the extent that the underlying RSUs vest. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our executive officers as compared to stock options because the value of our stock, as is the case with other REITs, is principally determined by its dividend yield relative to market interest rates rather than by its potential for capital appreciation. Because the incentive value of stock options is tied to future appreciation in stock price and because the high dividend rate of REIT stocks tends to diminish the potential future appreciation in the price of such stocks, the Compensation Committee believes stock options may not provide appropriate incentives for management. The Compensation Committee also views restricted stock and performance-based RSUs as being more effective in managing equity plan dilution.
During 2020, we made equity grants to Messrs. Gunderman, Wallace and Heard, of which (i) 50% was in the form of performance-based RSUs that are eligible for vesting in March 2023 if we meet specified relative total shareholder return (“TSR”) performance goals, as further described below, and (ii) 50% was in the form of time-based restricted stock that vests in three equal installments on March 4 of each year, beginning on March 4, 2021.
The target value of the equity awards granted to our NEOs in 2020 was as follows:
Name	Target Value of Restricted Shares and RSUs ($)
Kenneth A. Gunderman	$2,718,750
Mark A. Wallace	$1,137,500
Daniel L. Heard	$818,750
The actual amount of the performance-based RSUs granted in 2020 that may be earned and become vested will be between 0% and 200% of the target amount, depending on our achievement of relative TSR over a three-year period from March 4, 2020 to March 4, 2023. In measuring our relative TSR, 50% will be weighted to our performance against the Peer Group, and 50% will be weighted to our performance against a select group of other publicly traded telecommunications companies (the “Telecom Peer Group”), in each case measured by percentile ranking. Specifically, the metrics for the three-year performance cycle ending March 4, 2023 are:
Performance Criteria	Weight	Below Threshold	Threshold	Target	Maximum
TSR position within the Peer Group	50%	<33rd percentile	33rd percentile	50th percentile	>75th percentile
TSR position within the Telecom Peer Group(1)	50%	<33rd percentile	33rd percentile	50th percentile	>75th percentile
Payout Opportunity		0% of Target	50% of Target	100% of Target	200% of Target

(1)
The Telecom Peer Group is comprised of the following companies: American Tower Corporation, ATN International, Inc., CenturyLink, Inc., Consolidated Communications Holdings, Inc., Crown Castle International Corp., Frontier Communication Corporation, Landmark Infrastructure Partners LP, Windstream Holdings, Inc. and Zayo Group Holdings, Inc. The Telecom Peer Group is identical to the publicly traded telecommunications company peer group used for equity grants in 2019 and 2020.

Threshold, target and maximum performance result in the executive officers earning 50%, 100% or 200% of the target number of performance-based RSUs associated with each component, with linear interpolation between specified levels. No performance shares are earned for below-threshold performance, and payout is capped at 200% of target even if performance exceeds the maximum goal.
As noted later in this CD&A, our NEOs are subject to robust stock ownership guidelines to reinforce a focus on long-term shareholder value creation.
The number of time-based restricted shares and performance-based RSUs granted during 2020 were both based on the average closing price of our common stock as reported on NASDAQ for the 20 trading days prior to the grant date. Under SEC rules, for purposes of this Proxy Statement we are required to value these awards using different calculations in the compensation tables following this CD&A. For ease of reference, the table below reconciles the values of these awards from the amount reported in this CD&A to the amounts reported in the compensation tables.
Name	Award Amount (at target level)	Grant Date Fair Value (as reported in the Summary Compensation Table)
Kenneth A. Gunderman	$2,718,750	$3,951,703
Mark A. Wallace	$1,137,500	$1,653,345
Daniel L. Heard	$818,750	$1,190,043

While the Short-Term Incentive Plan is designed to incentivize our executive officers to achieve specific near-term financial and operational performance goals, the Long-Term Incentive Plan’s incentive opportunity is designed to focus our executive officers on long-term performance by linking a substantial portion of an NEO’s compensation to the long-term stability and success of our Company. The Compensation Committee believes that the equity awards granted in 2020 appropriately align the long-term interests of our executive officers with that of our stockholders. The Compensation Committee further believes that equity compensation is a critical tool in attracting and retaining qualified executives who we believe are integral to our success.
2018 Performance-Based RSU Vestings.   In 2018, we granted performance-based RSUs that were eligible for vesting in February 2021 if we met specified relative TSR performance goals over a three-year period ended February 6, 2021. In measuring our relative TSR, 50% was weighted to our performance against our 2018 peer group and 50% was weighted to our performance against our 2018 telecom peer group, in each case measured by percentile ranking. Based on actual performance as certified by the Compensation Committee, the 2018 performance-based RSUs vested at 86% of target.
Other Benefit Plans.   Similar to all of our employees, executive officers are entitled to receive health, welfare, and life insurance and 401(k) retirement benefits from Uniti, and are entitled to participate in the Uniti Group Inc. Employee Stock Purchase Plan. The Company also maintains the Uniti Group Inc. Deferred Compensation Plan, a non-qualified deferred compensation plan that offers participants the ability to defer compensation above the IRS qualified plan limits. Amounts deferred under the plan accrue interest at the lesser of the Company’s weighted average cost of capital or the then current yield on the United States 10 year Treasury Note. As of December 31, 2020, the applicable rate under the plan was 0.93%. The Compensation Committee adopted such plan as part of its effort to provide a competitive total compensation package.
In 2020, we did not provide any perquisites to our NEOs.
Severance and Change-in-Control Provisions.   We have entered into agreements with our executive officers that provide for severance benefits upon qualifying termination of employment, including enhanced severance if the termination occurs in connection with a change in control. These agreements are described below under “Agreements with our Named Executive Officers.” We believe the arrangements are reasonable and were an important part of the recruitment and expected long-term retention of our executive management team.
Clawback Policy.   We maintain a clawback policy (the “Clawback Policy”) that may require an executive officer to repay or forfeit certain compensation in the event that our financial statements become subject to restatement and the Audit Committee determines (i) that fraud caused or significantly contributed to the need for the restatement, regardless of whether the executive officer engaged in such conduct, (ii) that the compensation was based on the achievement of financial results that were the subject of the restatement and would have been lower had the financial results been properly reported and (iii) that it is in the best interests of us and our stockholders for the executive officer to repay or forfeit the compensation. The Clawback Policy applies to annual or short-term incentive compensation, performance-based restricted stock, and other performance-based compensation, in each case granted or awarded during the three fiscal years preceding the restatement, and any other compensation as the Audit Committee of our Board of Directors may designate as subject to the Clawback Policy. We will periodically review our clawback policy and amend it as necessary to comply with any future mandates from the SEC.
Risk Considerations in our Overall Compensation Program

The Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the Compensation Committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment.

These compensating controls include robust stock ownership guidelines, the Clawback Policy, capped incentive award opportunities, a three-year vesting cycle for equity-based compensation and oversight by the Compensation Committee.
Stock Ownership Guidelines

We believe that share ownership by our directors and senior officers helps to align their interests with our stockholders’ interests. We have adopted minimum stock ownership guidelines applicable to our directors and executive officers. Directors who are not executive officers are expected to maintain beneficial ownership of shares of our common stock valued at $500,000. Our executive officers are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:
Officer	Ownership Level
Chief Executive Officer	five times base salary
Other Officers	three times base salary
Directors and executive officers have a transition period of five and four years, respectively, from their initial election (or from the first annual meeting of stockholders following their election) to meet the applicable ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or applicable ownership levels occurring since the initial deadline. During the transition period and until the director or officer satisfies the specified ownership levels, the guidelines require that each officer and director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director or officer. For the purposes of the guidelines, stock options and unvested shares or units of restricted stock are not considered to be owned.
The table below sets forth the applicable ownership guideline amount for each of our directors standing for election at the Annual Meeting and executive officers and the number of shares of common stock that each such officer or director is deemed to own under the guidelines as of March 12, 2021.
Name	Guideline Share Amount	Shares Owned
Jennifer S. Banner	20,947	57,863
Scott G. Bruce	20,687	80,381
Francis X. (“Skip”) Frantz	20,947	208,941
Kenneth A. Gunderman	146,628	381,758
Daniel L. Heard	43,988	70,300
Carmen Perez-Carlton	62,814	25,580
David L. Solomon	20,947	58,464
Mark A. Wallace	53,414	85,983
The applicable ownership guideline amount reflected in the table above for Ms. Banner and Messrs. Frantz, Gunderman, Heard, Solomon and Wallace are calculated in accordance with the stock ownership guidelines based upon the closing price on the date of the 2016 annual meeting of stockholders, $23.87. On the date of the Annual Meeting, the applicable ownership guideline amount for Mr. Gunderman will be recalculated based on his then-current salary and the closing price on such date, and Mr. Gunderman will have one year from the date of the Annual Meeting to meet the ownership requirements. The applicable ownership guideline amounts for Messrs. Wallace and Heard were previously scheduled to be recalculated on the date of the Annual Meeting, but the Compensation Committee has determined to delay recalculation until the date of the Company’s 2022 annual meeting of stockholders. The applicable ownership guideline amount reflected in the table above for Mr. Bruce is calculated in accordance with the stock ownership guidelines based upon the closing price on the date of the 2017 annual meeting of stockholders, $24.17. The applicable ownership guideline amount reflected in the table above for Ms. Perez-Carlton is calculated in accordance with the stock ownership guidelines based upon the closing price on the date of the 2020 annual meeting of stockholders, $7.96. Ms. Perez-Carlton will have until the 2025 annual meeting of stockholders to meet the applicable ownership guidelines.

Compensation Committee Report
on Executive Compensation
The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion & Analysis” contained in this Proxy Statement for the 2021 Annual Meeting of Stockholders and has discussed such disclosures with the management of Uniti. Based on such review and discussion, the Compensation Committee recommended to the Uniti Board of Directors that the “Compensation Discussion & Analysis” be included in Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Stockholders for filing with the SEC.
The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.
COMPENSATION COMMITTEE:
Scott G. Bruce, Chair
Francis X. (“Skip”) Frantz
David L. Solomon

Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to Uniti’s NEOs in fiscal year 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Kenneth A. Gunderman President and CEO	2020	725,000		3,951,703		2,092,712		18,048	6,787,463
	2019	725,000	—	4,252,663	—	1,022,250	—	17,366	6,017,279
	2018	725,000	—	2,984,240	—	1,419,500	—	16,858	5,145,598
Mark A. Wallace Executive Vice President—CFO And Treasurer	2020	475,000		1,653,345		1,121,903		23,328	3,273,576
	2019	450,000	—	1,231,787	—	423,000	—	22,490	2,127,277
	2018	450,000	—	864,401	—	587,483	—	22,282	1,924,166
Daniel L. Heard Executive Vice President—General Counsel and Secretary	2020	400,000		1,190,043		769,760		17,403	2,377,206
	2019	375,000	—	733,215	—	352,500	—	16,508	1,477,223
	2018	375,000	—	514,524	—	489,483	—	15,926	1,394,933

(1)
The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and performance-based restricted stock unit awards granted during 2020. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Additional information regarding the Long-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2020 Compensation — Equity-Based Compensation.”

The grant date fair values of performance-based restricted stock units (or PSUs) are based upon the probable levels of achievement of the performance goals related to those awards. The resulting number of PSUs that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measures tied to these awards. The grant date fair values of PSUs are reported in the table above at target payout, representing the probable outcome of performance conditions as calculated at the time of grant, which is less than the maximum possible payout. The table below shows the grant date fair values of the PSUs granted to each NEO during fiscal year 2020 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved.
Name	Grant Date Fair Value of PSUs (Probable Payout) ($)	Grant Date Value of PSUs (Maximum Payout) ($)
Kenneth A. Gunderman	2,413,855	3,075,695
Mark A. Wallace	1,009,928	1,286,834
Daniel L. Heard	726,925	926,237

(2)
The amounts in this column reflect (i) the cash incentive awards earned for 2020 pursuant to the 2020 STIP and (ii) the payouts to the NEOs under the special bonus opportunity granted to the NEOs in 2019. The 2020 STIP and the special bonus opportunity payouts are discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2020 Compensation — Short-Term Incentives.”

(3)
The amounts reflected in this column represent the sum of all other compensation received by the NEOs and are comprised of  (i) company matching contributions under Uniti’s 401(k) plan for Messrs. Gunderman, Wallace and Heard of  $15,606, $18,800 and $15,582, respectively, (ii) imputed income for value over $50,000 of life insurance coverage provided by Uniti, and (iii) cell phone allowances.

Pay Ratio Disclosure.   In 2020, the total compensation of our CEO was $6,798,450, and the total compensation of our median employee was $78,882. The total compensation of our CEO was approximately 86.2 times that of the median employee. For purposes of calculating the pay ratio disclosure, our CEO’s annual total compensation was determined to be $6,798,450, which represents the sum of Mr. Gunderman’s annual total compensation as reflected in the Summary Compensation Table plus the employer portion of his health insurance premiums of  $10,987.
We have chosen to identify a new median employee for purposes of calculating and disclosing our 2020 pay ratio due to a decrease in our employee population during 2020. We identified the new median employee using actual W-2 compensation of all employees who were employed as of December 31, 2020, including full-time, part-time, seasonal and temporary employees (other than our CEO). Our total number of employees as of December 31, 2020 was 789. After identifying the median employee, we calculated the annual total compensation for the median employee using the same methodology we used for calculating our CEO’s annual total compensation for purposes of calculating the pay ratio disclosure as discussed above.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by Uniti during 2020 to the individuals named below.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth A. Gunderman	3/4/20	543,750	1,087,500	1,631,250
	3/4/20							148,728	$1,537,848
	3/4/20				74,364	148,728	297,456		$2,413,855
Mark A. Wallace	3/4/20	356,250	593,750	831,250
	3/4/20							62,226	$643,417
	3/4/20				31,113	62,226	124,452		$1,009,928
Daniel L. Heard	3/4/20	200,000	400,000	600,000
	3/4/20							44,789	$463,118
	3/4/20				22,395	44,789	89,578		$726,925

(1)
The amounts reported in these columns represent potential performance-based cash bonuses that each NEO could have earned based upon the Company’s achievement of certain quantitative performance criteria set forth in the 2020 STIP. For further discussion regarding these quantitative metrics, see the information regarding the 2020 STIP under the heading “Elements of 2020 Compensation — Short-Term Incentives.” Based on the Company’s 2020 performance, the Compensation Committee awarded performance-based cash bonus payouts under the 2020 STIP to Messrs. Gunderman, Wallace and Heard at 117%, 114% and 117% of their target cash payout levels, respectively, which amounts are included in the “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above.

(2)
The amounts reported in these columns represent potential share payouts with respect to PSU awards under the Long-Term Incentive Plan made in connection with the 2020 annual equity grant program. PSU awards will vest, if at all, at the end of the three-year performance period based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 4, 2023. Threshold, target or maximum performance will result in the NEOs earning 50%, 100% or 200% of the target number of the PSUs, respectively.

(3)
The amounts reported in this column represent time-based restricted stock awards under the Long-Term Incentive Plan made in connection with the 2020 annual equity grant program. The reported restricted stock grants will vest in three equal installments on March 4 of each year, beginning on March 4, 2021, subject to continued employment at each vesting date.

(4)
The amounts reported in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock and performance-based restricted stock unit awards granted during 2020 pursuant to the Long-Term Incentive Plan. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Additional information regarding the Long-Term Incentive Plan is discussed in further detail in the Compensation Discussion & Analysis under the heading “Elements of 2020 Compensation — Equity-Based Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding awards held by the individuals named below as of December 31, 2020. All awards represent grants of restricted stock or units pursuant to the Long-Term Incentive Plan.
	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Kenneth A. Gunderman	346,755	$4,067,436	83,827(4)	$983,291
			272,692(5)	$3,198,677
			297,456(6)	$3,489,159
Mark A. Wallace	96,647	$1,133,669	24,281(4)	$284,816
			78,986(5)	$926,506
			124,452(6)	$1,459,822
Daniel L. Heard	65,278	$765,711	14,453(4)	$169,534
			47,016(5)	$551,498
			89,578(6)	$1,050,750

(1)
Uniti has not granted stock options and therefore no options were outstanding at December 31, 2020.

(2)
The following table sets forth the vesting schedule of the shares reported in this column for each NEO (rounded to the nearest whole number), which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest:

	Named Executive Officer
Vesting Date	Kenneth A. Gunderman	Mark A. Wallace	Daniel L. Heard
2/6/2021	27,942	8,093	4,817
3/4/2021	49,576	20,742	14,930
4/4/2021	45,449	13,164	7,836
12/9/2021	26,396	—	—
3/4/2022	49,576	20,742	14,930
4/4/2022	45,449	13,164	7,836
12/9/2022	26,396	—	—
3/4/2023	49,576	20,742	14,929
12/9/2023	26,395	—	—

(3)
This value was determined by multiplying the number of unvested shares or units by the closing price of our common stock as reported on NASDAQ on December 31, 2020, which was $11.73.

(4)
These amounts represent outstanding and unvested awards of PSUs (at target) granted in 2018 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending February 6, 2021. In measuring our relative TSR, 50% is weighted to our performance against the Peer Group, and 50% is weighted to our performance against the Telecom Peer Group, in each case measured by percentile ranking. As a result of actual performance, 86% of the shares reported vested.

(5)
These amounts represent outstanding and unvested awards of PSUs (at max) granted in 2019 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending April 4, 2022. In measuring our relative TSR, 50% is weighted to our performance against the Peer Group, and 50% is weighted to our performance against the Telecom Peer Group, in each case measured by percentile ranking.

(6)
These amounts represent outstanding and unvested awards of PSUs (at max) granted in 2020 scheduled to vest, if at all, based on the Company’s achievement of metrics related to relative TSR over a three-year period ending March 4, 2023. In measuring our relative TSR, 50% is weighted to our performance against the Peer Group, and 50% is weighted to our performance against the Telecom Peer Group, in each case measured by percentile ranking, as further discussed in the Compensation Discussion & Analysis under the heading “Elements of 2020 Compensation — Equity-Based Compensation.”

Options Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by the individuals named below during 2020.
	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth A. Gunderman	27,942(2)	$202,021
	17,190(3)	$150,413
	45,449(4)	$263,150
Mark A. Wallace	8,093(2)	$58,512
	4,979(3)	$43,566
	13,165(4)	$76,225
Daniel L. Heard	4,817(2)	$34,827
	2,964(3)	$25,935
	7,836(4)	$45,370

(1)
Uniti does not currently grant stock options and therefore had no option exercises by any NEO in 2020.

(2)
Shares vested on February 6, 2020. The value realized upon vesting calculated by multiplying $7.23, the closing price of our common stock on the vesting date, by the number of shares that vested.

(3)
Shares vested on February 13, 2020. The value realized upon vesting calculated by multiplying $8.75, the closing price of our common stock on the vesting date, by the number of shares that vested.

(4)
Shares vested on April 4, 2020. The value realized upon vesting calculated by multiplying $5.79, the closing price of our common stock on the last trading day prior to the vesting date, by the number of shares that vested.

Non-Qualified Deferred Compensation

	Executive Contributions in Last Fiscal Year ($)(1)	Uniti Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Kenneth A. Gunderman	$72,500	—	$3,213	—	$392,438
Mark A. Wallace	—	—	—	—	—
Daniel L. Heard	—	—	$322	—	$49,621

(1)
Amounts included in this column are included in the “Salary” column of the Summary Compensation Table.

(2)
There were no “above-market earnings” for 2020 and therefore none of these amounts were included in the Summary Compensation Table.

The Uniti Group Inc. Deferred Compensation Plan (the “Plan”) permits eligible employees, including the Company’s NEOs, to defer payment of up to 75% of their base salary and 90% of their annual bonuses and other cash compensation. Each participant’s account is credited annually with interest at a rate equal to the lesser of  (i) the Company’s Weighted Average Cost of Debt (as defined in the Plan) or (ii) the then current yield on the United States 10-year Treasury Note. A participant’s interest in Company contributions will vest 100% after three years of service, or, if earlier, upon the employee’s death or disability, upon a Change in Control (as defined in the Plan) or upon the Plan’s termination.

Agreements with Our Named Executive Officers

Employment Agreement with Kenneth A. Gunderman
On December 14, 2018, we entered into an Employment Agreement with Mr. Gunderman (the “Employment Agreement”) pursuant to which he will continue to serve as our President and Chief Executive Officer and as a member of our Board of Directors. The Employment Agreement replaced Mr. Gunderman’s previous employment agreement, the initial term of which expired on December 31, 2018. The initial term of the Employment Agreement runs through December 31, 2021, unless earlier terminated, and it will automatically renew for successive one-year intervals after 2021 unless either party gives the other at least 90 days’ notice. The Employment Agreement provides Mr. Gunderman a base salary of no less than $725,000 per year (subject to periodic review and increase) and provides further that he will be eligible to participate in any annual cash incentive plans as may be then implemented with a target bonus equal to 150% of his then base salary. The target bonus may be increased to 200% of his then base salary at the discretion of the Compensation Committee.
The Employment Agreement provides that should Mr. Gunderman’s employment be terminated for any reason, then we will pay to Mr. Gunderman his base salary and any accrued vacation pay through the date of termination and any amount payable under any incentive compensation plan with respect to the measuring period ending immediately prior to the measuring period during which the termination occurs, in each case to the extent not already paid. Additionally, the Employment Agreement provides that in the event:
•
Mr. Gunderman is terminated due to death or disability, we will pay to Mr. Gunderman or his heirs an amount equal to one times his annual base salary;

•
we terminate Mr. Gunderman without “cause” or he resigns for “good reason” (as both terms are defined in the Employment Agreement), then we will pay to Mr. Gunderman the following amounts: (i) a lump-sum severance benefit equal to two and a half times the sum of his annual base salary and the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs; and (ii) a lump-sum cash amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family; and

•
we terminate Mr. Gunderman without cause or he resigns for good reason, in each case within one year of a “change in control” (as defined in the Employment Agreement), then we will pay to Mr. Gunderman, in a lump sum, the following amounts: (i) a pro-rata annual bonus for the year of termination at target; (ii) a severance benefit equal to two and a half times the sum of  (x) the higher of his annual base salary in effect prior to the change in control or his annual base salary in effect prior to his termination and (y) the average of the annual bonus payments paid to Mr. Gunderman under an annual compensation plan during the three years preceding the year in which the termination occurs; and (iii) an amount equivalent to the cost of two years’ health and dental insurance continuation for him and his family.

No severance payable following a change in control is subject to gross-up for golden parachute excise taxes, and the severance payable to Mr. Gunderman will be reduced to the amount that is not subject to such taxes if doing so would result in a greater after-tax payment to him. In the event Mr. Gunderman is terminated without cause or resigns for good reason, including within one year of a change in control, the severance payable to Mr. Gunderman will be subject to his execution of a release of claims. The Employment Agreement also imposes one-year post termination non-competition/non-solicitation obligations in the event of Mr. Gunderman’s termination for cause or following a change in control and two-year post termination non-competition/non-solicitation obligations in the event of all other termination scenarios contemplated by the Employment Agreement.

Severance Agreements with Mark A. Wallace and Daniel L. Heard
On December 30, 2020, we entered into new severance agreements with Messrs. Wallace and Heard (the “Severance Agreements”), the terms of which continue until the earliest of  (i) prior to a change in control, the date of termination determined in accordance with the Severance Agreements or December 31, 2022, or (ii) after a change in control, the Company’s performance of its obligations under the Severance Agreements if a payment trigger has occurred or the expiration of the period for a payment trigger to occur if such expiration occurs after December 31, 2022.
Each Severance Agreement provides that should the executive officer’s employment be terminated by the Company for “cause” or by him without “good reason” (as both terms are defined in the Severance Agreements), we must pay to the executive officer his base salary and any accrued vacation pay through the date of termination. Additionally, should the executive officer’s employment be terminated due to his death or disability, we must pay to the executive officer or his estate the following: (i) his base salary and any accrued vacation pay through the date of termination; (ii) any incentive compensation earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid; and (iii) an amount equal to the executive officer’s annual base salary in effect on the date of termination.
Each Severance Agreement also provides that should the executive officer’s employment be terminated by the Company without cause or by the executive officer for good reason and such termination does not occur at the same time or within one year following a change in control of the Company, we must pay to the executive officer, in lieu of any other post-termination benefits, the following:
•
his base salary and any accrued vacation pay through the date of termination;

•
any incentive compensation that has been earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid;

•
an amount equal to one and a half times the sum of  (x) his then current annual base salary and (y) the average of the bonus payments paid to the executive officer during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs; and

•
his health, vision and dental insurance benefits for twelve months.

Finally, should the executive officer’s employment be terminated by the Company without cause or by the executive officer with good reason and such termination occurs at the same time as or within one year following a change in control of the Company, each Severance Agreement obligates the Company to pay or provide to the executive officer the following:
•
his base salary and any accrued vacation pay through the date of termination;

•
any incentive compensation that has been earned by or awarded to the executive officer for a completed performance period preceding the date of termination, to the extent not already paid;

•
a pro-rated portion of the executive officer’s then-current target incentive compensation, reduced by any amount paid for the fiscal year during which the date of termination occurs;

•
an amount equal to two times the sum of  (x) his annual base salary in effect immediately prior to the change in control or payment trigger, whichever is higher and (y) the average of the bonus payments paid to the executive officer during the three years (or shorter period, as applicable) preceding the year in which the date of termination occurs;

•
the executive officer’s health, vision and dental insurance benefits for twenty-four months; and

•
certain outplacement services.

We will pay or provide the foregoing in the manner set forth in the Severance Agreements.
In the event that certain payments or benefits under the Severance Agreements would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then such payments or benefits may be reduced in the manner set forth in the Severance Agreements.
We are only obligated to pay or provide, or continue to pay or provide, benefits for termination by the Company without cause or by the executive officer for good reason prior to a change in control or certain benefits following a change in control to the extent that the executive officer executes a waiver and release in the form set forth in the Severance Agreements and otherwise remains in compliance with certain covenants set forth therein. The Severance Agreements include one year post-termination non-disclosure, non-compete and non-interference covenants.
Potential Payments upon Termination or Change in Control

As discussed in the section above titled “Agreements with Our Named Executive Officers,” we are required to pay or provide certain compensation and benefits to each of the NEOs in the event of certain terminations of employment or a change in control of the Company. In addition to such compensation and benefits, each NEO’s outstanding equity awards are subject to accelerated vesting in the event the NEO is terminated. In the event that an NEO is terminated without “cause” (as defined in the Long-Term Incentive Plan), terminates his employment for “good reason” (as defined in the Long-Term Incentive Plan) or experiences a Company-approved retirement (as determined in the sole discretion of the Compensation Committee), a pro-rated portion of unvested restricted stock held by the NEO would vest based on the date of termination. In addition, unvested PSUs held by the NEO would remain eligible to vest subject to achievement of the relevant performance criteria, subject to the Compensation Committee’s ability to determine, in its sole discretion, whether the NEO would be entitled to the full number of shares to which the NEO would have been entitled had such termination not occurred or a pro-rated portion of such shares based on the NEO’s date of termination. In the event that an NEO dies or becomes permanently disabled (as determined by the Compensation Committee) or is terminated without cause or terminates his employment for good reason within two years of a “change in control” of Uniti (as defined in the Long-Term Incentive Plan), all unvested restricted stock and PSUs will vest in full.
The following tables describe estimated amounts of compensation and benefits that could be payable to each NEO upon certain terminations or a change in control. All amounts assume the NEOs terminated employment as of December 31, 2020. The actual amounts that would be paid to each NEO upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below are in addition to the benefits the NEOs would be entitled to receive upon termination of employment generally under the retirement plan described in the section above titled “Other Benefit Plans.” This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

Kenneth A. Gunderman
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for Kenneth A. Gunderman, our President and Chief Executive Officer.
Type of Payment	Company- Approved Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	$0	$5,093,386	$0	$0	$6,180,886	$725,000
Accelerated Vesting of Restricted Stock(1)	$1,190,813	$1,190,813	$0	$0	$4,067,436	$4,067,436
Accelerated Vesting of PSUs(1)	$2,735,231(2)	$2,735,231(2)	$0	$0	$4,831,198	$4,831,198
Healthcare continuation	$0	$26,245	$0	$0	$26,245	$0
Total	$3,926,044	$9,045,674	$0	$0	$15,105,765	$9,623,634

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 31, 2020, which was $11.73.

(2)
This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2020. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company’s common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.

Mark A. Wallace
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for Mark A. Wallace, our Executive Vice President — Chief Financial Officer and Treasurer.
Type of Payment	Company- Approved Retirement	Termination without Cause or Resignation for Good Reason other than following a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	$0	$1,527,065	$0	$0	$2,629,836	$475,000
Accelerated Vesting of Restricted Stock(1)	$401,462	$401,462	$0	$0	$1,133,693	$1,133,693
Accelerated Vesting of PSUs(1)	$857,381(2)	$857,381(2)	$0	$0	$1,635,451	$1,635,451
Outplacement Services	$0	$0	$0	$0	$25,000	$0
Healthcare continuation	$0	$13,122	$0	$0	$26,245	$0
Total	$1,258,843	$2,799,030	$0	$0	$5,450,225	$3,244,144

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 31, 2020, which was $11.73.

(2)
This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2020. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company’s common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.
Daniel L. Heard
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for Daniel L. Heard, our Executive Vice President — General Counsel and Secretary.
Type of Payment	Company- Approved Retirement	Termination without Cause or Resignation for Good Reason other than following a Change in Control	Voluntary Termination without Good Reason or Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	$0	$1,278,804	$0	$0	$2,105,072	$400,000
Accelerated Vesting of Restricted Stock(1)	$264,040	$264,040	$0	$0	$765,723	$765,723
Accelerated Vesting of PSUs(1)	$536,702(2)	$536,702(2)	$0	$0	$1,069,040	$1,069,040
Outplacement Services	$0	$0	$0	$0	$25,000	$0
Healthcare continuation	$0	$13,261	$0	$0	$26,521	$0
Total	$800,742	$2,092,806	$0	$0	$3,991,356	$2,234,763

(1)
The value of the accelerated vesting of restricted stock and PSUs is based on the closing price of our common stock as reported on NASDAQ on December 31, 2020, which was $11.73.

(2)
This amount assumes the Compensation Committee elected to accelerate vesting at the target level on a pro-rated basis as of December 31, 2020. Holders of PSUs also accrue a dividend equivalent for dividends declared on the Company’s common stock during the life of the award that is paid in cash when underlying PSUs vest, and this amount includes a cash amount equal to the accrued dividends payable upon the vesting of the underlying PSUs.

PROPOSAL NO. 2
Advisory Vote to Approve Compensation of the Company’s Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s NEOs identified in the section titled “Executive Compensation” set forth above in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders hereby approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosures.”
Details concerning how we implement our compensation philosophy and structure our compensation programs to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion & Analysis” set forth above in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.
This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Company’s NEOs each year at the annual meeting of stockholders. Accordingly, the next such vote is expected to occur at the 2022 Annual Meeting of Stockholders.
BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3
Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention, oversight and replacement of Uniti’s independent registered public accountant. The Audit Committee has selected KPMG LLP (“KPMG”) to serve as Uniti’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Stockholders are being asked to ratify the selection of KPMG at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.
In connection with its responsibility for the appointment and oversight of Uniti’s independent registered public accountant, the Audit Committee annually reviews the qualifications, performance and independence of the independent registered public accountant and determines whether to re-engage it or consider other audit firms. The Audit Committee also reviews the performance of the independent registered public accountant’s lead engagement partner and engagement team and confirms compliance with all applicable lead engagement partner rotation requirements. The Audit Committee intends to be involved in the selection process of each new lead engagement partner.
In performing its annual review of Uniti’s independent registered public accountant, the Audit Committee considers, among other things, the quality and efficiency of the independent registered public accountant’s performance on Uniti’s audit, its familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting, its capability and expertise, the quality and candor of communications and discussions with the independent registered public accountant, its ability to remain independent (including engaging in dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor), external data relating to audit quality and performance (including its most recent PCAOB Inspection Report and its internal and peer review reports of its adherence to quality practices and procedures), and the appropriateness of fees charged.
Change in Independent Registered Public Accounting Firm.   PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2019. On March 16, 2020, the Audit Committee dismissed PwC as the Company’s independent registered public accounting firm.
PwC’s audit report as of and for the years ended December 31, 2019 and 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that PwC’s reports for the years ended December 31, 2019 and 2018 included an explanatory paragraph indicating that there was substantial doubt about the Company’s ability to continue as a going concern.
During the years ended December 31, 2019 and 2018 and the subsequent interim period through March 16, 2020, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Company identified a material weakness in its internal control over financial reporting related to the identification and valuation of certain assets in the application of the acquisition method of accounting for asset acquisitions, including the determination of appropriate useful lives for certain assets. Specifically, our controls over the development and application of inputs, assumptions and calculations used in fair value measurements were not designed and operating effectively at an appropriate level of precision.

On March 16, 2020, following the conclusion of a process managed by the Company’s Audit Committee, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm beginning with the year ending December 31, 2020. During the Company’s years ending December 31, 2019 and 2018 and through March 16, 2020, neither the Company, nor anyone on its behalf, consulted KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
In accordance with Instruction 2 to Item 304 of Regulation S-K, the Company furnished PwC and KPMG a copy of the disclosures required by Item 304(a) of Regulation S-K prior to the time this Proxy Statement was filed with the SEC. In the event that PwC or KPMG believed the disclosures were incorrect or incomplete, each was permitted to express its views in a brief statement to be included in this Proxy Statement. Neither submitted such a statement.
Based on the reviews and considerations referred to above, the Board of Directors and the Audit Committee believe that the retention of KPMG to serve as Uniti’s independent registered public accountant for 2021 is in the best interests of Uniti and its stockholders. If the stockholders fail to ratify the appointment of KPMG as Uniti’s independent registered public accountant, the Board of Directors will reconsider the appointment. However, even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Uniti and its stockholders.
Accounting Fees and Services. Aggregate fees paid to KPMG and PwC for professional services rendered during the years ended December 31, 2020 and December 31, 2019, respectively, were:
	2020	2019
Audit Fees (a)	$4,732,691	$3,950,370
Audit-Related Fees (b)	$70,219	$294,730
Tax Fees	—	—
All Other Fees (c)	—	$3,600
Total	$4,802,910	$4,248,700

(a)
Audit fees include fees for the annual audit and quarterly reviews of the consolidated financial statements as well as consents in respect to SEC filings.

(b)
Audited-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial statements, and accounting and financial reporting consultations.

(c)
All other fees in 2019 were comprised of fees for licensing PwC’s web-based accounting research software program.

The Audit Committee has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with KPMG. In 2020 and 2019, all of the above services (provided by KPMG and PwC) were pre-approved by the Audit Committee in accordance with this pre-approval policy and none were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
BOARD RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 3 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

ADDITIONAL INFORMATION
Stockholder Proposals for the 2022 Annual Meeting

Stockholders who intend to present proposals at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), and who wish to have those proposals included in Uniti’s proxy statement for the 2022 Annual Meeting, must ensure that those proposals are received at Uniti’s principal executive offices located at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211, Attention: Daniel L. Heard, Executive Vice President — General Counsel and Secretary, no later than December 2, 2021. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2022 Annual Meeting.
In addition, under Uniti’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the 2022 Annual Meeting, and who do not intend to have such proposal included in Uniti’s proxy statement for the 2022 Annual Meeting, must ensure that notice of any such proposal is received by Uniti’s Secretary, Daniel L. Heard, at the address set forth above no earlier than November 2, 2021 and not later than 5:00 p.m., Central time, on December 2, 2021. The stockholder notice must comply with the information requirements set forth in Uniti’s bylaws.
Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the Board of Directors, a Board Committee, a particular group of directors (e.g., our independent directors), or individual members of the board, including our Chairman, by mail addressed to the named individual, the committee, the group or the Board as a whole c/o Daniel L. Heard, Executive Vice President — General Counsel and Secretary, at 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.
Relationships and Certain Related Transactions

Our Relationship with Windstream
On April 24, 2015, Uniti was separated and spun-off from Windstream and, in connection therewith, Windstream contributed certain telecommunications network assets, including certain of its fiber and copper networks, to Uniti. The current Chief Financial Officer of Windstream (Bob Gunderman) is the brother of our President and Chief Executive Officer (Kenneth Gunderman).
In connection with the spin-off and while we were still controlled by Windstream, Uniti entered into a long-term triple-net master lease with Windstream (the “Master Lease”) to lease back the telecommunications network assets now owned by Uniti.
On February 25, 2019, Windstream filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. On July 25, 2019, in connection with Windstream’s bankruptcy, Windstream Holdings and Windstream Services, LLC (“Windstream Services”) filed a complaint with the U.S. Bankruptcy Court for the Southern District of New York in an adversary proceeding against Uniti and certain of its affiliates, alleging, among other things, that the Master Lease should be recharacterized as a financing arrangement, that certain rent payments and tenant capital improvements made by Windstream under the Master Lease constitute constructive fraudulent transfers, that the Master Lease is a lease of personal property and that Uniti breached certain of its obligations under the Master Lease.
On September 21, 2020, Windstream emerged from bankruptcy. In connection with Windstream’s emergence from bankruptcy, Uniti entered into several agreements and consummated the transactions,

each as described below, to implement its settlement of the above-mentioned litigation (the “Settlement”) with Windstream pursuant to the settlement agreement (the “Settlement Agreement”) dated as of May 12, 2020 between Uniti and Windstream. The Settlement resolves any and all claims and causes of action that have been or may be asserted in the future by Uniti and Windstream regarding the Spin-off and related sale-leaseback transaction, including all litigation brought against Uniti by Windstream and certain of its creditors during Windstream’s bankruptcy proceedings. The release from claims applies to any Windstream successor and is binding going forward, including in any future Windstream bankruptcy.
Pursuant to the Settlement Agreement, Uniti is obligated to make $490.1 million in cash payments to Windstream in equal installments over 20 consecutive quarters beginning the first month after Windstream’s emergence (of which Uniti has made two in payments as of March 31, 2021).
On September 18, 2020, in connection with Windstream’s emergence from bankruptcy and the implementation of our settlement with Windstream, Uniti and Windstream bifurcated the Master Lease and entered into two structurally similar master leases (the “Windstream Leases”) that each expire on April 30, 2030. During 2020, Uniti collected approximately $702.6 million in cash rent and non-cash revenue under the Windstream Leases. The annual rent to be paid by Windstream during 2021 will be approximately $665.6 million.
Pursuant to the Windstream Leases, Windstream (or any successor tenant under a Windstream Lease) has the right to cause Uniti to reimburse up to an aggregate $1.75 billion for certain growth capital improvements in long-term fiber and related assets made by Windstream (or the applicable tenant under the Windstream Lease) to certain ILEC and CLEC properties (the “Growth Capital Improvements”). Uniti’s reimbursement commitment for Growth Capital Improvements does not require Uniti to reimburse Windstream for maintenance or repair expenditures (except for costs incurred for fiber replacements to the CLEC MLA leased property, up to $70 million during the term), and each such reimbursement is subject to underwriting standards. Uniti’s total annual reimbursement commitments for the Growth Capital Improvements under both Windstream Leases (and under separate equipment loan facilities) are limited to $125 million in 2020; $225 million per year in 2021 through 2024; $175 million per year in 2025 and 2026; and $125 million per year in 2027 through 2029. If the cost incurred by Windstream (or the successor tenant under a Windstream Lease) for Growth Capital Improvements in any calendar year exceeds the annual limit for such calendar year, Windstream (or such tenant, as the case may be) may submit such excess costs for reimbursement in any subsequent year and such excess costs shall be funded from the annual commitment amounts in such subsequent period. In addition, to the extent that reimbursements for Growth Capital Improvements funded in any calendar year during the term is less than the annual limit for such calendar year, the unfunded amount in any calendar year will carry-over and may be added to the annual limits for subsequent calendar years, subject to an annual limit of  $250 million in any calendar year, except that, during calendar year 2021, Uniti’s combined total obligation to fund Growth Capital Improvements may exceed $250 million to the extent of any unfunded excess amounts from calendar year 2020. As of March 31, 2021, Uniti had reimbursed Windstream for $110.9 million in growth capital improvements pursuant to the Windstream Leases.
Starting on the first anniversary of each installment of reimbursement for a Growth Capital Improvement, the rent payable by Windstream under the applicable Windstream Lease will increase by an amount equal to 8.0% (the “Rent Rate”) of such installment of reimbursement. The Rent Rate will thereafter increase to 100.5% of the prior Rent Rate on each anniversary of each reimbursement. In the event that the tenant’s interest in either Windstream Lease is transferred by Windstream under the terms thereof  (unless transferred to the same transferee), or if Uniti transfers its interests as landlord under either Windstream Lease (unless to the same transferee), the reimbursement rights and obligations will be allocated between the ILEC MLA and the CLEC MLA by Windstream, provided that the maximum that may be allocated to the CLEC MLA following such transfer is $20 million per year. If Uniti fails to reimburse any Growth Capital Improvement reimbursement payment or equipment loan funding request as and when it is required to do so under the terms of the Windstream Leases, and such failure continues for thirty (30) days, then such unreimbursed amounts may be applied as an offset against the rent owed by Windstream under the Windstream Leases (and such amounts will thereafter be treated as if Uniti had reimbursed them).

The rent for the first year of each renewal term will be an amount agreed to by us and Windstream. While the agreement requires that the renewal rent be “Fair Market Rent,” if we are unable to agree, the renewal Fair Market Rent will be determined by an independent appraisal process. Commencing with the second year of each renewal term, the renewal rent will increase at an escalation rate of 0.5%.
In addition, Uniti and Windstream have entered into separate ILEC and CLEC Equipment Loan and Security Agreements (collectively “Equipment Loan Agreement”) in which Uniti will provide up to $125 million (limited to $25 million in any calendar year) of the $1.75 billion of Growth Capital Improvements commitments discussed above in the form of loans for Windstream to purchase equipment related to network upgrades or to be used in connection with the Windstream Leases. Interest on these loans will accrue at 8% from the date of the borrowing. All equipment financed through the Equipment Loan Agreement is the sole property of Windstream; however, Uniti will receive a first-lien security interest in the equipment purchased with the loans. No such loans were made to Windstream during 2020.
On September 9, 2020, and in furtherance of the Settlement Agreement, Uniti entered into stock purchase agreements with certain first lien creditors of Windstream, pursuant to which on September 18, 2020 Uniti sold an aggregate of 38,633,470 shares of Uniti common stock, par value $0.0001 per share, at $6.33 per share, which represents the closing price of Uniti common stock on the date when an agreement in principle of the basic outline of the Settlement was first reached. Uniti used the proceeds from the sale of the stock as a portion of the consideration paid to Windstream in connection with the closing of the asset purchase agreement describe below.
On September 18, 2020, and in furtherance of the Settlement Agreement, Uniti and Windstream closed an asset purchase agreement, pursuant to which (a) Uniti paid to Windstream approximately $284.6 million and (b) Windstream granted or transferred to Uniti (i) exclusive rights to use 1.8 million fiber strand miles leased by Windstream under the CLEC MLA, which fiber strands are either unutilized or utilized under certain dark fiber indefeasible rights of use (“IRUs”) that were simultaneously transferred to Uniti, (ii) fiber assets (and underlying rights) consisting of 0.4 million fiber strand miles (covering 4,000 route miles) owned by Windstream, and (iii) dark fiber IRUs relating to (x) the fiber strand miles granted to Uniti under the CLEC MLA (and described in clause (i)) and (y) the fiber assets (and underlying rights) for the 0.4 million fiber strand miles conveyed to Uniti (and described in clause (ii)). In addition, upon the transfer of the Windstream owned fiber assets (described in clause (ii) above), Uniti granted to Windstream a 20-year IRU for certain strands included in the transferred fiber assets.
Procedures for Approval of Related-Party Transactions
Our Board of Directors adopted a written policy regarding the review and approval of any related-party transaction required to be disclosed under SEC rules. The Audit Committee of the Board of Directors is responsible for the review and approval of transactions covered by the policy. As provided in the policy and the Audit Committee’s charter, no related-party transaction will be approved unless it is (a) deemed commercially reasonable, fair and in, or not inconsistent with, the best interest of Uniti; and (b) determined to have terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party.
Except as noted above, there were no commercial transactions between related parties and Uniti that required disclosure in this Proxy Statement.
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Uniti’s directors and executive officers, and persons who own more than 10% of Uniti’s common stock, to file reports of ownership and changes in ownership with the SEC. Except as set forth in “Security Ownership of Certain Beneficial Owners and Management” above, the Company currently knows of no person who owns 10% or more of our common stock that was required to file Section 16 reports.
Based solely upon a review of copies of reports filed electronically with the Commission during 2020 and written representations from our directors and executive officers that no other reports were required with respect to the year ended December 31, 2020, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were met during the last fiscal year, except the Company failed to timely file one report for Mr. Bruce to report the gift of 3,000 shares to his grandchildren.
Annual Report/Householding

Some banks, brokers and other nominee record stockholders may be participating in the practice of  “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple stockholders at a shared address unless contrary instructions have been received by the Company from one or more of the stockholders.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, you may be able to do so by contacting Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker. Any stockholder who wants to receive separate copies of our proxy statement and annual report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record stockholder.
If you would like to receive an extra copy of the Annual Report or this Proxy Statement, we will send a copy to you by mail upon request to Uniti Investor Relations, 10802 Executive Center Drive, Benton Building, Suite 300, Little Rock, Arkansas 72211 or by calling (501) 850-0820. Each document is also available in digital form for download or review in the “Investors — Annual Reports” section of our website at www.uniti.com.
Other Matters

The management and the Board of Directors of Uniti do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Discretionary authority to vote on other matters is included in the proxy.
Uniti will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of Uniti, personally or by telephone or electronic means. In the event the management of Uniti deems it advisable, Uniti may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies.
The material referred to in this Proxy Statement under the captions “Hedging Policy,” “Audit Committee Report” and “Compensation Committee Report on Executive Compensation” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.
By Order of the Board of Directors,
Daniel L. Heard
Executive Vice President – General Counsel
and Secretary
Little Rock, Arkansas
April 1, 2021

Appendix A

RECONCILIATION OF CONSOLIDATED AFFO
(Thousands)	Year Ended December 31, 2020
Net loss attributable to common shareholders	$(707,388)
Real estate depreciation and amortization	246,713
Gain on sale of real estate, net of tax	(85,860)
Participating securities share in earnings	1,078
Participating securities share in FFO	(1,162)
Real estate depreciation and amortization from unconsolidated entities	1,048
Adjustments for noncontrolling interests	(2,622)
FFO attributable to common shareholders	$(548,193)
Transaction related costs	63,875
Changes in fair value of contingent consideration	7,163
Amortization of deferred financing costs and debt discount	36,955
Write off deferred financing costs and debt discount	73,952
Stock based compensation	13,721
Non-real estate depreciation and amortization	82,690
Settlement expense	650,000
Goodwill impairment	71,000
Straight-line revenues	(6,872)
Maintenance capital expenditures	(7,149)
Other, net	(32,374)
Adjustments for equity in earnings from unconsolidated entities	1,238
Adjustments for noncontrolling interests	(16,496)
AFFO attributable to common shareholders	$389,510

Appendix A

RECONCILIATION OF CONSOLIDATED ADJUSTED EBITDA
Year Ended December 31, 2020
Net loss	$(718,812)
Depreciation and amortization	329,403
Interest expense, net	497,128
Income tax benefit	(15,203)
EBITDA	92,516
Stock based compensation	13,721
Transaction related costs and other costs	63,875
Settlement expense	650,000
Goodwill impairment	71,000
Gain on sale of real estate	(86,267)
Other (income) expense	11,703
Adjustments for equity in earnings from unconsolidated entities	2,287
Adjusted EBITDA	$818,835

VOTE BY INTERNET
Before the Meeting – Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to **www.virtualshareholdermeeting.com/UNIT2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call, and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the company's costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38850-P50931 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

UNITI GROUP INC.

The Board of Directors recommends that you vote "FOR" each of the nominees listed in Item 1.

1. Election of Directors — **Nominees:**	For	Against	Abstain
1a. Jennifer S. Banner	☐	☐	☐
1b. Scott G. Bruce	☐	☐	☐
1c. Francis X. ("Skip") Frantz	☐	☐	☐
1d. Kenneth A. Gunderman	☐	☐	☐
1e. Carmen Perez-Carlton	☐	☐	☐
1f. David L. Solomon	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Item 2.

The Board of Directors recommends that you vote "FOR" Item 3.

NOTE: In their discretion, such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted "FOR" each of the nominees listed in Item 1, "FOR" Item 2, and "FOR" Item 3.** If any other matters properly come before the meeting or any adjournment of the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D38851-P50931

Uniti Group Inc. – Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2021.

The undersigned stockholder(s) of Uniti Group Inc., a Maryland corporation, hereby appoint(s) Daniel L. Heard and Mark A. Wallace, and each or either of them, as proxies, with the power to appoint their substitutes, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2021 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/UNIT2021 on Thursday, May 13, 2021 at 8:00 a.m., Eastern time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which is hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2021 Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, "FOR" ITEM 2, AND "FOR" ITEM 3.

IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSON(S) NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side